UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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Health Care REIT, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

2014

Notice of Annual Meeting of Shareholders

HEALTHCARE REIT™

March [—], 2014

DEAR FELLOW SHAREHOLDERS:

We cordially invite you to attend our Annual Meeting of Shareholders on May 1, 2014 at 10:00 a.m. Eastern Time in the Bruce G. Thompson Auditorium at our headquarters, 4500 Dorr Street, Toledo, Ohio 43615.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting.

We have redesigned this year’s Proxy Statement in an effort to more effectively explain the information provided in our Proxy Statement. You will notice a number of enhancements to our disclosures, including the addition of various charts, graphs and other visual presentations that should make your review of the Proxy Statement easier.

In light of last year’s voting results on our Say-on-Pay proposal, members of the Compensation Committee arranged and participated in a number of meetings with shareholders and a proxy advisory firm to discuss our executive compensation programs. While shareholders had varying perspectives, a common theme emerged—the connection between pay and performance should be strengthened (for example, by increasing the rigor of performance goals).

The Compensation Committee, with the assistance of an independent compensation consultant, considered the viewpoints and feedback provided by these shareholders and the proxy advisory firm, reported this information to the full Board of Directors and management and made changes to our executive compensation programs as part of an effort to better align compensation with shareholder interests. The Compensation Discussion and Analysis section of the Proxy Statement (beginning on page 24) describes these changes.

We also made a number of changes to our corporate governance practices, including the adoption of new policies regarding clawbacks, pledging and hedging and excise tax gross-ups, the rotation of Board committee assignments, the appointment of a new Lead Director and the development of a detailed description of the Lead Director’s role and responsibilities. The Corporate Governance section of the Proxy Statement (beginning on page 9) describes these changes.

Your vote is very important to us. We urge you to promptly vote and submit your proxy via the Internet, by phone or by signing, dating, and returning your proxy card. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Instructions on how to vote are found beginning on page 1 of the Proxy Statement.

On behalf of the Board of Directors, I would like to thank you for your continued support of Health Care REIT, Inc.

Sincerely,

George L. Chapman

Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 1, 2014

TO THE SHAREHOLDERS OF HEALTH CARE REIT, INC.:

The Annual Meeting of Shareholders of Health Care REIT, Inc. (the “Annual Meeting”) will be held on May 1, 2014 at 10:00 a.m. Eastern Time in the Bruce G. Thompson Auditorium at Health Care REIT, Inc.’s headquarters, 4500 Dorr Street, Toledo, Ohio 43615, for the purpose of considering and acting upon:

1.	The election of ten directors to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2014;

3.	The advisory vote to approve Named Executive Officer compensation;

4.	The approval of an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 400,000,000 to 700,000,000 for general corporate purposes;

5.	The shareholder proposal, if properly presented at the Annual Meeting; and

6.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Health Care REIT, Inc. unanimously recommends that you vote (1) “for” each of the nominees for election to the Board, (2) “for” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2014, (3) “for” the approval of the compensation of Health Care REIT, Inc.’s Named Executive Officers (as defined in the Proxy Statement), (4) “for” the approval of an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock for general corporate purposes; and (5) “against” the shareholder proposal.

Shareholders of record at the close of business on March 4, 2014 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this notice.

BY ORDER OF THE BOARD OF DIRECTORS ERIN C. IBELE Senior Vice President-Administration and Corporate Secretary Toledo, Ohio March [—], 2014	Scan this QR code to view digital versions of the Company’s Proxy Statement and 2013 Annual Report

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2014:

The Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of

Shareholders and the Proxy Statement and the Annual Report are available on the Internet free of charge at www.hcreit.com/proxy.

PLEASE PROMPTLY VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. You can vote by calling the toll-free number, scanning the QR code on your mobile device, or using the Internet. Voting instructions are included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, as applicable. If you received a paper copy of the proxy materials, you can vote by any of these methods or by mail. If you vote by mail, please complete and sign the proxy card and return it promptly in the envelope provided. The proxy may be revoked by you at any time, and giving your proxy will not affect your right to vote in person if you attend the Annual Meeting. If you plan to attend the Annual Meeting and require directions, please call (419) 247-2800 or write to the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615.

Table of Contents

GENERAL INFORMATION Page 1

PROPOSAL 1—ELECTION OF DIRECTORS Page 3

DIRECTOR COMPENSATION Page 8

CORPORATE GOVERNANCE Page 9

9	Director Stock Ownership Guidelines

9	Board Leadership Structure

10	Independence and Meetings

11	Committee Assignments and Rotation

11	Audit Committee

11	Compensation Committee

12	Executive Committee

12	Investment Committee

12	Nominating/Corporate Governance Committee

13	Planning Committee

13	Risk Management

13	Succession Planning

14	Sustainability

14	Pledging and Hedging

14	Clawback Policy

14	Communications with the Board

14	Good Governance Practices

EXECUTIVE OFFICERS Page 15

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT AND CERTAIN BENEFICIAL OWNERS Page 17

17	Security Ownership of Directors and Management Table

17	Section 16(a) Compliance

18	Certain Beneficial Owners Table

18	Certain Relationships and Related Transactions

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Page 19

19	Audit Fees

20	Pre-Approval Policies and Procedures

20	Audit Committee Report

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION Page 21

EXECUTIVE COMPENSATION Page 22

22	Executive Summary

24	Compensation Discussion and Analysis

53	Compensation Committee Report

54	Summary Compensation Table

55	2013 Grants of Plan-Based Awards

56	Employment Agreements

57	2013 Outstanding Equity Awards at Fiscal Year-End Table

59	2013 Option Exercises and Stock Vested Table

59	2013 Pension Benefits Table

60	Potential Payments Upon Termination or Change in Corporate Control

63	Quantification of Benefits

65	Risk Management and Compensation

EQUITY COMPENSATION PLAN INFORMATION Page 66

PROPOSAL 4—AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK Page 67

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING ACCELERATED VESTING OF EQUITY AWARDS Page 69

OTHER MATTERS Page 71

General Information

Notice of Electronic Availability of Proxy Materials

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), Health Care REIT, Inc. (the “Company”) is making these proxy materials available to shareholders primarily via the Internet. By doing so, the Company reduces the printing and delivery costs and the environmental impact of its Annual Meeting. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. The Notice contains instructions on how to access the Company’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Why am I receiving these materials?

The Board of Directors of the Company has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 1, 2014 at 10:00 a.m. Eastern Time as set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which these materials will be first made available or sent to shareholders is March 21, 2014.

What is included in these materials?

These materials include:

•	this proxy statement for the Annual Meeting (the “Proxy Statement”); and
•	the Company’s Annual Report for the year ended December 31, 2013 (the “Annual Report”).

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the financial statements and the schedules thereto, as filed with the SEC, is available on the Company’s website at www.hcreit.com or may be obtained without charge by writing to the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., at 4500 Dorr Street, Toledo, Ohio 43615.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the shareholders will be asked to: (1) elect ten directors (Proposal 1), (2) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2014 (Proposal 2), (3) approve, on an advisory or non-binding basis, the compensation of the Company’s Named Executive Officers (as defined below in the section “Executive Compensation”) (Proposal 3), (4) approve an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock for general corporate purposes (Proposal 4), (5) consider the shareholder proposal regarding accelerated vesting of equity awards (Proposal 5); and (6) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

How does the Board of Directors recommend I vote?

The Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors (Proposal 1);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2014 (Proposal 2);

•	“FOR” the approval, on an advisory or non-binding basis, of the compensation of the Company’s Named Executive Officers (Proposal 3);

•	“FOR” the approval of an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock for general corporate purposes (Proposal 4); and

•	“AGAINST” the shareholder proposal regarding accelerated vesting of equity awards (Proposal 5).

Who may vote at the Annual Meeting?

As of March 4, 2014, the Company had outstanding 290,873,659 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of the Company entitled to vote at the Annual Meeting. Shareholders of record at the close of business on March 4, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

If I am a shareholder of record of the Company’s shares, how do I vote?

A shareholder of record can vote in one of four ways:

Via the Internet:  You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone:  You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail:  If you receive printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

In person:  You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and you may be requested to provide proof of stock ownership as of March 4, 2014.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by (1) filing a written revocation with the Senior Vice President-Administration and Corporate Secretary of the Company, (2) filing a duly executed proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Senior Vice President-Administration and Corporate Secretary of the Company.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	1

General Information (continued)

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of the Company by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. The Company will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired AST Phoenix Advisors to solicit proxies for a fee not to exceed $9,500, plus expenses and other customary charges.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the directors (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. For the other items of business, you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the other proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority. Brokers do not have discretionary authority with respect to the election of the directors (Proposal 1), the advisory vote to approve Named Executive Officer compensation (Proposal 3), or the shareholder proposal (Proposal 5).

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at such an address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should write to the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615 or call (419) 247-2800 to request a change. These materials are also available on the Internet at www.hcreit.com/proxy.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. The Company’s telephone number is (419) 247-2800.

What is the deadline to submit shareholder proposals intended for inclusion in the Company’s proxy materials for the 2015 Annual Meeting?

Any shareholder proposals intended for inclusion in the Company’s proxy materials for the 2015 Annual Meeting must be submitted to Erin C. Ibele, Senior Vice President-Administration and Corporate Secretary of the Company, in writing no later than November 21, 2014. In addition, under the Company’s By-Laws, in order for a shareholder to present a proposal for consideration at an annual meeting other than by means of inclusion in the Company’s proxy materials for such meeting, the shareholder must provide a written notice to the Senior Vice President-Administration and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting. For purposes of the 2015 Annual Meeting, such a written notice must be received by the Senior Vice President-Administration and Corporate Secretary by February 4, 2015. If a shareholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board of Directors for the meeting may use their discretionary voting authority to vote “against” the proposal.

2	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Proposal 1—Election of Directors

The Company’s By-Laws provide that the Board of Directors shall have nine members unless changed by the Board. The Board has increased the number of directors from nine to eleven. The number of directors will be reduced to ten on May 1, 2014 because Jeffrey R. Otten is not standing for election at the Annual Meeting. The directors are elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than ten directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director.

Under the Company’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

As discussed in more detail below under “Corporate Governance,” the Board believes that its directors and nominees for director should, among other things, (1) have significant leadership experience at a complex organization, (2) be accustomed to dealing with complex problems, and (3) have the education, experience and skills to exercise sound business judgment. In evaluating its directors and nominees for director, the Nominating/Corporate Governance Committee looks at the overall size and structure of the Board and strives to assemble a Board that is skilled, diverse, well-rounded and experienced. The specific experiences, qualifications, skills and attributes of each of the directors are described in this proposal. These experiences, along with the directors’ integrity, sound judgment and commitment to the Company, led the Board to conclude that each of these directors should be elected to serve on the Board.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected. If an incumbent director nominee receives a greater number of votes “against” his or her election than votes “for” such election, he or she is required to tender his or her resignation for consideration by the Nominating/Corporate Governance Committee in accordance with the Company’s By-Laws.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	3

Proposal 1—Election of Directors (continued)

Directors to be Elected

WILLIAM C. BALLARD, JR. Age: 73 Director Since: 1996 Independent Director	Health Care REIT, Inc. Committees: • Audit • Investment • Planning	Other Directorships: • UnitedHealth Group Incorporated	Education: • BBA – Accounting, University of Notre Dame • JD – University of Louisville • LLM – Law/Taxation, Georgetown University

Mr. Ballard is former Of Counsel to Greenebaum Doll & McDonald PLLC (law firm), a position he held from 1992 to June 2008. From 1970 to 1992, Mr. Ballard was Executive Vice President, Chief Financial Officer and Director of Humana Inc. (provider of integrated health care services). Mr. Ballard also serves as a director of UnitedHealth Group Incorporated (diversified health and well-being company). Mr. Ballard has served as a director of the Company since 1996 and is a member of the Board’s Audit, Investment and Planning Committees. Mr. Ballard’s background as an attorney and his extensive experience in the health care industry through his long-time service to Humana Inc. and his current director role with UnitedHealth Group Incorporated give him a unique perspective.

GEORGE L. CHAPMAN Age: 66 Director Since: 1994	Health Care REIT, Inc. Committees: • Executive (Chair) • Investment • Planning	Other Directorships: • Toledo Museum of Art • Toledo Symphony Orchestra	Education: • AB – Government and Economics, Cornell University • JD – University of Chicago Law School

Mr. Chapman is Chairman, Chief Executive Officer and President of the Company. Mr. Chapman served as Chairman and Chief Executive Officer of the Company from October 1996 to January 2009 and assumed the additional title of President of the Company in January 2009. Mr. Chapman previously served as President of the Company from September 1995 to May 2002. From January 1992 to September 1995, Mr. Chapman served as Executive Vice President and General Counsel of the Company. Mr. Chapman also serves on the Executive Committee of the National Association of Real Estate Investment Trusts, and serves as a director of the Toledo Museum of Art and the Toledo Symphony Orchestra. Mr. Chapman has served as a director of the Company since 1994 and is a member of the Board’s Executive, Investment and Planning Committees. Mr. Chapman serves as the Chair of the Executive Committee. Mr. Chapman’s day-to-day leadership of the Company, as Chairman, Chief Executive Officer and President, provides him with intimate knowledge of the Company’s business and operations.

THOMAS J. DEROSA Age: 56 Director Since: 2004 Independent Director	Health Care REIT, Inc. Committees: • Compensation (Chair) • Executive • Investment • Nominating/Corporate Governance • Planning	Other Directorships: • CBL & Associates Properties, Inc. • Value Retail PLC • Empire State Realty Trust, Inc. • Georgetown University	Education: • BS – Economics and Finance, Georgetown University • MBA – Management, Columbia University

Mr. DeRosa is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. Mr. DeRosa also serves as a director of CBL & Associates Properties, Inc. (owner and developer of shopping centers), Value Retail PLC (a U.K.-based owner, operator and developer of luxury shopping villages in Europe), Empire State Realty Trust, Inc. (an owner, manager and operator of office and retail properties) and Georgetown University (where he also serves on the Audit Committee). Mr. DeRosa served as a director of Dover Corporation (global provider of equipment, specialty systems and services for various industrial and commercial markets) until 2010. Mr. DeRosa has served as a director of the Company since 2004 and is a member of the Board’s Compensation, Executive, Investment, Nominating/Corporate Governance and Planning Committees. Mr. DeRosa serves as the Chair of the Compensation Committee. Mr. DeRosa has extensive knowledge of the real estate industry and capital markets from his experience as Vice Chairman and Chief Financial Officer of The Rouse Company and his leadership roles at Deutsche Bank and Alex. Brown & Sons.

4	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Proposal 1—Election of Directors (continued)

JEFFREY H. DONAHUE Age: 67 Director Since: 1997 Independent Lead Director	Health Care REIT, Inc. Committees: • Executive • Investment • Nominating/Corporate Governance • Planning	Other Directorships: • Bentall Kennedy • National Development Company	Education: • BA – International Economics, Cornell University • MBA – Finance, Wharton School of the University of Pennsylvania

Mr. Donahue is former President and Chief Executive Officer of Enterprise Community Investment, Inc. (provider of affordable housing), a position he held from January 2003 to April 2009. Mr. Donahue was Executive Vice President and Chief Financial Officer of The Rouse Company (real estate development and operations) from December 1998 to September 2002. Mr. Donahue serves as a director of Bentall Kennedy (institutional real estate investment advisor) and the National Development Company (commercial development and property company). Mr. Donahue has also previously served on the boards of four T. Rowe Price mutual funds and the T. Rowe Price Savings Bank, plus numerous charitable boards. Mr. Donahue has served as a director of the Company since 1997, as the independent Lead Director since March 2014 and is a member of the Board’s Executive, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and Executive Vice President and Chief Financial Officer of The Rouse Company.

PETER J. GRUA Age: 60 Director Since: 1999 Independent Director	Health Care REIT, Inc. Committees: • Audit • Compensation • Investment • Planning	Other Directorships: • The Advisory Board Company	Education: • AB – Liberal Arts and Psychology, Bowdoin College • MBA – Business and Finance, Columbia University

Mr. Grua is a Partner of HLM Venture Partners (provider of venture capital), where he has held various positions since 1992. Mr. Grua also serves as a director of The Advisory Board Company (provider of best practices research and analysis to the health care industry). Mr. Grua served as a director of Familymeds, Inc. (an operator of apothecary pharmacies) until 2007 and Renal Care Group, Inc. (an operator of kidney dialysis facilities) until 2006. Mr. Grua has served as a director of the Company since 1999 and is a member of the Board’s Audit, Compensation, Investment and Planning Committees. Mr. Grua served as the presiding director of executive sessions of non-employee directors and independent directors from May 2007 to March 2014. Mr. Grua’s entrepreneurial and leadership experience with HLM Venture Partners and his expertise in the health care industry through directorships with a variety of public and private companies are valuable assets to the Board.

FRED S. KLIPSCH Age: 72 Director Since: 2006 Independent Director	Health Care REIT, Inc. Committees: • Investment • Planning	Other Directorships: • Klipsch Group, Inc. • VOXX International Corporation	Education: • BS – Industrial Education, Purdue University • MBA – Management, California State College Long Beach

Mr. Klipsch is Chairman of Klipsch Group, Inc. (global speaker manufacturer), a position he has held since 2011. Mr. Klipsch also serves as a director of VOXX International Corporation (consumer electronics company). From 1989 until 2011, he was Chairman, Chief Executive Officer and majority-owner of Klipsch Group, Inc. From 1982 until 1989, Mr. Klipsch was Executive Vice President, Chief Operating Officer and Chief Development Officer of Forum Group Inc. (an owner, operator and developer of hospitals, retirement centers and nursing homes). From 1989 until 1996, Mr. Klipsch was Chairman and majority-owner of National Guest Homes (a developer and operator of assisted living centers in the southern part of the United States). In addition, Mr. Klipsch was Chairman and majority-owner of Hospital Affiliates Development Corporation (“HADC”) (a medical properties development company), from 1989 until 2002 at which time it became part of Windrose Medical Properties Trust (a self-administered and self-managed real estate investment trust focused on owning and developing long-term care medical properties throughout the United States). Mr. Klipsch served as Chairman and Chief Executive Officer of Windrose Medical Properties Trust from its formation and initial public offering in 2002 until December 2006, when Windrose Medical Properties Trust merged with the Company. Mr. Klipsch served as Vice Chairman of the Company from December 2006 until May 2009. Mr. Klipsch has served as a director of the Company since December 2006 and is a member of the Board’s Investment and Planning Committees. In addition to his significant global operational and leadership experiences with Klipsch Group, Inc., Mr. Klipsch has extensive knowledge of the hospital, medical office building, retirement center, assisted living and nursing home sectors from his ownership and operational experiences and leadership roles with the Forum Group Inc., National Guest Homes, HADC, Windrose Medical Properties Trust and the Company.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	5

Proposal 1—Election of Directors (continued)

TIMOTHY J. NAUGHTON Age: 52 Director Since: 2013 Independent Director	Health Care REIT, Inc. Committees: • Audit • Investment • Planning	Other Directorships: • AvalonBay Communities, Inc.	Education: • BA – Economics, University of Virginia • MBA – Harvard Business School

Mr. Naughton is Chairman, Chief Executive Officer and President of AvalonBay Communities, Inc. (real estate investment trust focused on developing, redeveloping, acquiring and managing high-quality apartment communities). Mr. Naughton has served as a director of AvalonBay Communities, Inc. since 2005, as its Chief Executive Officer since January 2012, as its President since February 2005 and in a variety of other capacities with AvalonBay Communities, Inc. or its predecessors since 1989. Mr. Naughton serves on the Executive Committee of the National Association of Real Estate Investment Trusts, is a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the Urban Land Institute and is a member of the National Multi-Housing Council, where he serves on the Executive Committee. Mr. Naughton has served as a director of the Company since December 2013 and is a member of the Board’s Audit, Investment and Planning Committees. As the current Chief Executive Officer of a leading, publicly-traded real estate investment trust, Mr. Naughton brings strategic insight gleaned from being the leader of one of the most progressive, well-managed companies in a comparable industry. Mr. Naughton has over 20 years of experience in the real estate investment trust and commercial real estate sectors.

SHARON M. OSTER Age: 65 Director Since: 1994 Independent Director	Health Care REIT, Inc. Committees: • Compensation • Executive • Investment • Nominating/Corporate Governance (Chair) • Planning	Other Directorships: • Bentall Kennedy	Education: • BA – Economics, Hofstra University • PhD – Economics, Harvard University

Ms. Oster is Frederic D. Wolfe Professor of Management and Entrepreneurship, Professor of Economics, at Yale University School of Management. From 2008 to 2011, she served as the Dean of the Yale University School of Management. Ms. Oster also serves as a director of Bentall Kennedy (institutional real estate investment advisor). Ms. Oster served as a director of The Aristotle Corporation (holding company for a manufacturer and distributor of educational, health and agricultural products) until 2005 and Transpro, Inc. (designer and manufacturer of precision transportation products) until 2005. Ms. Oster has served as a director of the Company since 1994 and is a member of the Board’s Compensation, Executive, Investment, Nominating/Corporate Governance and Planning Committees. Ms. Oster serves as the Chair of the Nominating/Corporate Governance Committee. Ms. Oster’s expertise in competitive strategy, economic theory and management, leadership role at the Yale University School of Management and directorships with a variety of public companies give her a unique perspective.

6	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Proposal 1—Election of Directors (continued)

JUDITH C. PELHAM Age: 68 Director Since: 2012 Independent Director	Health Care REIT, Inc. Committees: • Compensation • Investment • Nominating/Corporate Governance • Planning	Other Directorships: • Amgen Inc. • Smith College Trustee	Education: • BA – Government, Smith College • MPA – Harvard University

Ms. Pelham is the President Emeritus of Trinity Health (national health care system). From May 2000 to December 2004, Ms. Pelham served as the President and Chief Executive Officer of Trinity Health. Ms. Pelham served as the President and Chief Executive Officer of Mercy Health Services (health care system) from 1993 to 2000, the President and Chief Executive Officer of the Daughters of Charity Health Services (network of hospitals, home care and ambulatory services) from 1982 to 1992, and the Assistant Vice President of Brigham and Women’s Hospital from 1976 to 1980. Ms. Pelham also serves as a director of Amgen Inc. (biotechnology company) and a trustee of Smith College. Ms. Pelham has served as a director of the Company since 2012 and is a member of the Board’s Compensation, Investment, Nominating/Corporate Governance and Planning Committees. Ms. Pelham has extensive knowledge and leadership experience in the health care industry from her service as the President and Chief Executive Officer of Trinity Health, Mercy Health Services and the Daughters of Charity Health Services.

R. SCOTT TRUMBULL Age: 65 Director Since: 1999 Independent Director	Health Care REIT, Inc. Committees: • Audit (Chair) • Executive • Investment • Planning	Other Directorships: • Franklin Electric Co., Inc. • Artisan Partners Funds, Inc. • Schneider National, Inc.	Education: • BA – Economics, Denison University • MBA – General Management, Harvard Business School

Mr. Trumbull is Chairman and Chief Executive Officer of Franklin Electric Co., Inc. (manufacturer of water and fuel pumping systems), a position he has held since January 2003. From October 2001 through December 2002, Mr. Trumbull was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. (manufacturer of glass containers). From 1993 to 2001, Mr. Trumbull served as Executive Vice President, International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull also serves as Non-Executive Chairman of Schneider National, Inc. (privately-held leader in freight delivery and logistics) and as a director of Artisan Partners Funds, Inc. (investment management firm). Mr. Trumbull has served as a director of the Company since 1999 and is a member of the Board’s Audit, Executive, Investment and Planning Committees. Mr. Trumbull serves as the Chair of the Audit Committee. Mr. Trumbull’s leadership experience as Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and in various capacities at Owens-Illinois, Inc. provides the Board with a global perspective.

Director Not Standing for Election

Jeffrey R. Otten, age 63.  Mr. Otten has served as a director of the Company since 2008 and is a member of the Board’s Investment and Planning Committees. Mr. Otten is not standing for election at the Annual Meeting. At such time, he will no longer be a member of the Board of Directors or any of its committees. Mr. Otten’s decision not to stand for election is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	7

Director Compensation

The table below summarizes the compensation paid in 2013 to the Company’s non-employee directors.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(6)	Total($)
William C. Ballard, Jr.	$88,000		$95,031	$183,031
Thomas J. DeRosa	110,500	(1)	95,031	205,531
Jeffrey H. Donahue	114,500	(2)(5)	95,031	209,531
Peter J. Grua	109,500	(3)	95,031	204,531
Fred S. Klipsch	81,500		95,031	176,531
Timothy J. Naughton	0	(4)	0	0
Sharon M. Oster	89,000	(5)	95,031	184,031
Jeffrey R. Otten	85,000		95,031	180,031
Judith C. Pelham	88,000		95,031	183,031
R. Scott Trumbull	84,000		95,031	179,031
(1)	Includes $15,000 additional fee for serving as Audit Committee Chair.

(2)	Includes $15,000 additional fee for serving as Compensation Committee Chair.

(3)	Includes $15,000 additional fee for serving as Nominating/Corporate Governance Committee Chair.

(4)	Mr. Naughton was appointed to the Board of Directors on December 18, 2013.

(5)	Includes $1,000 additional fee for attending meetings with certain shareholders and ISS Proxy Advisor Services (“ISS”) to discuss the Company’s executive compensation program.

(6)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to the non-employee directors and are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $61.95, $57.33 and $49.17 for grants on February 7, 2013, January 26, 2012 and January 27, 2011, respectively. As of December 31, 2013, (a) each non-employee director (other than Mr. Naughton and Ms. Pelham) held an aggregate of 3,283 deferred stock units that have not yet been converted into shares of common stock and (b) Ms. Pelham held an aggregate of 1,534 deferred stock units that have not yet been converted into shares of common stock.

The form and amount of non-employee director compensation is determined by the Board of Directors upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee directors appropriate and competitive compensation so as to ensure the Company’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a bi-annual basis with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors.

The compensation program for non-employee directors for the 2013 calendar year consisted of:

Cash Compensation

•	$80,000 annual cash fee

•	Additional Committee Chair fees of $15,000 per year for the Chairs of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee

•	If the Board of Directors holds more than four meetings in a year, each director will receive $1,500 for each meeting attended in excess of four meetings

•	If any of the Audit, Compensation, Executive or Nominating/Corporate Governance Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

•	Each non-employee member of the Executive Committee received $7,500 for their services in 2013 in connection with strategic planning sessions of the Executive Committee

•	Mr. Donahue and Ms. Oster each received $1,000 in 2013 as compensation for their meetings with certain shareholders and ISS to discuss the Company’s executive compensation program

Equity Compensation

In 2013, the non-employee directors each received grants of deferred stock units with a value of $95,000, pursuant to the 2005 Long-Term Incentive Plan. The deferred stock units are converted into shares of common stock in three equal installments on the first three anniversaries of the date of grant. Recipients of the deferred stock units also are entitled to dividend equivalent rights.

8	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Corporate Governance

DIRECTOR STOCK OWNERSHIP GUIDELINES

In February 2013, the Compensation Committee revised the Company’s minimum stock ownership policy to require each non-employee director, within five years of joining the Board or February 7, 2013, whichever is later, to own shares of common stock or deferred stock units with a fair market value of at least four times his or her annual cash fee.

Mr. Chapman, as the Chief Executive Officer and President of the Company, is required, within five years of his date of hire, to own shares of the Company’s common stock with a fair market value at least five times his annual base salary.

BOARD LEADERSHIP STRUCTURE

The Board is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board believes it is in the best interests of the Company for the Board to make a determination regarding whether to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Accordingly, these roles may be filled by one individual or by two different individuals (and during the course of its history, the Company has utilized each leadership model). The Board has established a leadership structure in which responsibilities are allocated between the Chairman of the Board and Chief Executive Officer on the one hand and the independent Lead Director on the other. The Board believes this allocation of responsibilities provides for dynamic Board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Chairman of the Board and Chief Executive Officer.  Currently, Mr. Chapman serves as the Chairman, Chief Executive Officer and President of the Company. The Board has determined that this leadership structure is appropriate for the Company given the background, skills and experience of Mr. Chapman and the sustained growth and performance of the Company under Mr. Chapman’s leadership. The Board periodically reviews and assesses the Company’s leadership structure in connection with its review of succession planning. During this review, in addition to determining whether the roles of Chairman of the Board and Chief Executive Officer should continue to be filled by one person, the Board consults with Mr. Chapman regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process ensures a detailed discussion about all senior leadership positions, including the Chairman of the Board and Chief Executive Officer roles, ensures continuity of leadership over the long term and forms the basis on which the Company makes ongoing leadership assignments. See “Executive Officers” below for a description of the roles, background and experience of the executive officers of the Company.

Lead Director.  As discussed above, the Board periodically reviews the appropriateness and effectiveness of its leadership structure. Beginning in early 2013, the Board undertook a review of the existing presiding or lead director role. In addition to validating the current leadership structure of Mr. Chapman continuing to serve as Chairman of the Board and Chief Executive Officer, the review culminated in approval of amendments to the Company’s Corporate Governance Guidelines in February 2014, that included an expansive description of the Lead Director role as well as the appointment by the independent directors of Mr. Donahue as Lead Director. Prior to Mr. Donahue’s appointment, Mr. Grua served as the presiding director of executive sessions of non-employee directors and independent directors with the duties prescribed by the New York Stock Exchange. Mr. Donahue’s term as Lead Director is for a one-year term (coterminous with his term as director) with up to four one-year term renewals (assuming his re-election to the Board), unless otherwise agreed to by a majority of the independent directors. The Lead Director’s duties include, but are not limited to:

•	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors;
•	calling meetings of the independent directors;
•	serving as a liaison between the Chairman and Chief Executive Officer and the independent directors;
•	consulting with the Chief Executive Officer regarding agendas for Board meetings as well as contributing to and approving them;
•	approving Board meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	assuring that the scope, quality, quantity and timeliness of the flow of information between management and the Board is adequate for the Board to effectively and responsibly perform its duties;
•	interviewing all Board candidates in coordination with the Chair of the Nominating/Corporate Governance Committee, and making recommendations to such Committee and the Board;
•	collaborating with the Nominating/Corporate Governance, Compensation and Executive Committees to delineate the respective roles of these committees and the Lead Director with respect to the Chief Executive Officer’s retention, compensation, evaluation and termination;
•	approving the retention of consultants who will report directly to a committee or the Board, unless this task is specifically delegated to a Board committee or committees;
•	being available to consult and communicate with major shareholders in coordination with the Company’s investor relations group; and
•	performing such other duties as the Board may request.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	9

Corporate Governance (continued)

Mr. Chapman presides at all meetings of the shareholders and of the Board of Directors (except at meetings or sessions of the independent directors) and generally supervises the business of the Company. The Board met six times during the year ended December 31, 2013. Executive sessions of non-employee directors are held after regularly scheduled meetings of the Board and an executive session of independent directors is held at least once each year as required by the New York Stock Exchange, but is usually held after each regularly scheduled Board meeting if not more frequently. The Lead Director presides at all such sessions or meetings of the independent directors.

The Board believes that its leadership structure – a combined Chairman of the Board and Chief Executive Officer role, a Board that includes ten independent directors out of eleven, and a proactive, independent Lead Director – promotes candid discourse and effective corporate governance. This structure maintains an effective balance between a strong and strategic Chairman and Chief Executive Officer and a diligent and independent Board. This leadership structure has served the Company and its shareholders well, and remains the most appropriate structure for the Company at this time.

INDEPENDENCE AND MEETINGS

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the New York Stock Exchange and a Code of Business Conduct and Ethics that meets the New York Stock Exchange’s listing standards and complies with the rules of the Securities and Exchange Commission. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.hcreit.com.

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2014. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.

The Board determined that other than Mr. Chapman, all of the directors (Mr. Ballard, Mr. DeRosa, Mr. Donahue,

Mr. Grua, Mr. Klipsch, Mr. Naughton, Ms. Oster, Mr. Otten, Ms. Pelham and Mr. Trumbull) meet the specific minimum independence requirements of the New York Stock Exchange. The Board also determined that, other than Mr. Chapman, all of the directors (Mr. Ballard, Mr. DeRosa, Mr. Donahue, Mr. Grua, Mr. Klipsch, Mr. Naughton, Ms. Oster, Mr. Otten, Ms. Pelham and Mr. Trumbull) have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are therefore independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines. Mr. Chapman is not independent because he is the Chief Executive Officer and President of the Company.

The Board determined that all of the members of the Audit Committee (Mr. Ballard, Mr. Grua, Mr. Naughton and Mr. Trumbull) are independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Additionally, the Board determined that all of the members of the Compensation Committee (Mr. DeRosa, Mr. Grua, Ms. Oster and Ms. Pelham) are independent, non-employee and outside directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. Finally, the Board determined that all of the members of the Nominating/ Corporate Governance Committee (Mr. DeRosa, Mr. Donahue, Ms. Oster and Ms. Pelham) are independent under the rules of the New York Stock Exchange.

The Company’s policy is to schedule a meeting of the Board on the date of the annual meeting of shareholders and all of the directors are encouraged to attend that meeting. All directors attended last year’s annual meeting of shareholders.

The Board has standing Audit, Compensation, Executive, Investment, Nominating/Corporate Governance and Planning Committees. In 2013, all incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

10	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Corporate Governance (continued)

COMMITTEE ASSIGNMENTS AND ROTATION

The Nominating/Corporate Governance Committee periodically reviews committee assignments and makes recommendations to the Board for rotations of assignments and appointment of committee chairs, as appropriate. Effective March 1, 2014, the Board, upon the Nominating/Corporate Governance Committee’s recommendation, made the following changes:

•	Moved Mr. Ballard from the Compensation Committee to the Audit Committee;
•	Moved Mr. DeRosa from the Audit Committee to the Compensation Committee and appointed him as Chair of the Compensation Committee;
•	Moved Mr. Donahue from the Compensation Committee and appointed him to the Nominating/Corporate Governance Committee and as the independent Lead Director;
•	Moved Mr. Grua from the Executive and Nominating/Corporate Governance Committees to the Audit and Compensation Committees;
•	Moved Mr. Otten from the Audit and Nominating/Corporate Governance Committees;
•	Appointed Mr. Chapman as Chair of the Executive Committee;
•	Appointed Mr. Naughton to the Audit Committee;
•	Appointed Ms. Oster to the Executive and Nominating/Corporate Governance Committees and as Chair of the Nominating/Corporate Governance Committee;
•	Appointed Ms. Pelham to the Nominating/Corporate Governance Committee; and
•	Appointed Mr. Trumbull to the Executive Committee and as Chair of the Audit Committee.

AUDIT COMMITTEE

The Audit Committee has the authority and responsibility to engage and discharge the independent registered public accounting firm, pre-approve all audit and non-audit services to be provided by such firm, review the plan and results of the auditing engagement, review management’s evaluation of the adequacy of the Company’s system of internal control over financial reporting, direct and supervise investigations into matters within the scope of its duties, and perform the duties set forth in its written charter and such other duties as are required by applicable laws or securities exchange rules. The Audit Committee met five times during the year ended December 31, 2013. The members of the Audit Committee are Mr. Ballard, Mr. Grua, Mr. Naughton and Mr. Trumbull, with Mr. Trumbull serving as Chair.

The Audit Committee is comprised solely of directors who are not officers or employees of the Company and who the Board has determined have the requisite financial literacy to serve on the Audit Committee. Additionally, the Board determined that no member of the Committee has any material relationship with the Company that might interfere with the exercise of the member’s independent judgment and that each member meets the standards of independence established by the Securities and Exchange Commission and the New York Stock Exchange. See “Independence and Meetings” above for a discussion of independence determinations.

The Board, after reviewing all of the relevant facts and circumstances, determined that Mr. Ballard, Mr. Grua, Mr. Naughton and Mr. Trumbull are “audit committee financial experts.”

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining the nature and amount of compensation for executive officers. The Compensation Committee met nine times during the year ended December 31, 2013. The members of the Compensation Committee are Mr. DeRosa, Mr. Grua, Ms. Oster and Ms. Pelham, with Mr. DeRosa serving as Chair. The Board determined that the members of the Compensation Committee are independent, non-employee and outside directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	11

Corporate Governance (continued)

EXECUTIVE COMMITTEE

The function of the Executive Committee is to exercise all the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee. The Executive Committee met eight times during the year ended December 31, 2013. The members of the Executive Committee are Mr. Chapman, Mr. DeRosa, Mr. Donahue, Ms. Oster and Mr. Trumbull, with Mr.  Chapman serving as Chair.

INVESTMENT COMMITTEE

The function of the Investment Committee is to review and approve the Company’s investments in health care and seniors housing real estate. During the year ended December 31, 2013, the Investment Committee met four times. Each member of the Board is a member of the Investment Committee. The Executive Committee is responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Responsibilities and Members. The Nominating/Corporate Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, to make nominations to fill vacancies on the Board and to select the nominees for the directors to be elected by the shareholders at each annual meeting. In addition, the Committee is responsible for evaluating, implementing and overseeing the standards and guidelines for the governance of the Company, including monitoring compliance with those standards and guidelines, developing and implementing succession plans and evaluating the performance of the Board. The Nominating/Corporate Governance Committee met five times during the year ended December 31, 2013. The members of the Nominating/Corporate Governance Committee are Mr. DeRosa, Mr. Donahue, Ms. Oster and Ms. Pelham, with Ms. Oster serving as Chair.

The Committee is comprised solely of directors who are not officers or employees of the Company. The Board has determined that no member of the Committee has any material relationship with the Company that might interfere with the member’s exercise of his or her independent judgment and that each member meets the standards of independence established by the New York Stock Exchange.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com.

Consideration of Director Nominees. The Board believes that a nominee for director should be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, directors and nominees for director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to the Company’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. Unless otherwise determined by the Board, no person shall be nominated for election as a director after his or her 75th birthday.

In identifying and evaluating nominees for director, the Committee first looks at the overall size and structure of the Board each year to determine the need to add or remove directors. Second, taking into consideration the characteristics mentioned above, the Committee determines if there are any specific qualities or skills that would complement the existing strengths of the Board. The Committee takes diversity into account in identifying and evaluating nominees for director. The Committee considers diversity in terms of (1) professional experience, including experience in the Company’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors and management, and may seek input from third party executive search firms retained at the Company’s expense. If the Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Committee and each nominee during the screening and evaluation process.

The Committee will review the résumé and qualifications of each candidate based on the criteria described above, and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Committee to be potential nominees, the Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Committee. If the candidate is approved by the Committee, the candidate will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Committee will then recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for director.

12	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Corporate Governance (continued)

A third-party recruiting firm retained by the Committee identified, evaluated and recommended Mr. Naughton as a potential nominee for director. The Committee, through the process described above, recommended to the Board that Mr. Naughton be appointed as a director. Mr. Naughton was appointed by the Board in December 2013.

The Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Committee in care of the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Committee requires that shareholder recommendations for director nominees be submitted by November 21, 2014 and be accompanied by (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she is willing to be nominated and desires to serve, if elected.

Also, the shareholder making the nomination should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee and (2) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the shareholder making the nomination and by any other supporting shareholders. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

In addition to the right of shareholders to recommend director nominees to the Committee, the By-Laws provide that a shareholder entitled to vote for the election of directors may make nominations at a meeting of shareholders of persons for election to the Board if the shareholder has complied with specified prior notice requirements. To be timely, a shareholder’s notice of an intent to nominate a director at a meeting of shareholders must be in writing and delivered to the Senior Vice President-Administration and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting of shareholders. With respect to the 2015 Annual Meeting, such a notice must be received by the Senior Vice President-Administration and Corporate Secretary by February 4, 2015. The By-Laws further require that such a notice include all of the information specified in the preceding paragraph for shareholder recommendations to the Committee for director nominees.

The Company may require that the proposed nominee furnish other information as the Company may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures.

PLANNING COMMITTEE

The function of the Planning Committee is to assist management with identifying strategic opportunities for the Company. The Planning Committee met one time during the year ended December 31, 2013. Each member of the Board is a member of the Planning Committee.

RISK MANAGEMENT

The Board of Directors, as a whole and at the committee level, plays a vital role in overseeing the management of the Company’s risks. The Board reviews the Company’s significant risk exposure, including operational, strategic, financial, legal and regulatory risks, the specific management of material risks and the Company’s policy regarding enterprise risk management (“ERM”).

Collectively, management is responsible for ensuring the Company’s significant risks are identified and managed effectively and that their controls are regularly reviewed by Internal Audit. In addition, management is responsible for ensuring appropriate risk management policies and standards exist, and by doing so, integrates enterprise-wide risk management into the Company’s decision-making process.

To that end, the Company has implemented an ERM program and an internal ERM advisory committee charged with ensuring significant risks are identified, managed and monitored adequately to minimize the Company’s material risk exposure. This structure helps ensure that information regarding significant risk exposure is actively communicated to management, the appropriate Board committees and the Board of Directors.

SUCCESSION PLANNING

The Board of Directors and senior management are actively engaged in management succession planning. The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and oversees the evaluation of other members of senior management. At least annually, the Board reviews succession plans for the Chief Executive Officer and other members of senior management, and, at least quarterly, the Nominating/Corporate Governance Committee reviews development and succession priorities for the Chief Executive Officer and other members of senior management. Succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each member of senior management meets quarterly with the Chief Executive Officer and with members of the Board to discuss development plans and opportunities. From time to time, the Chief Executive Officer makes his recommendations and evaluations of potential successors, along with a review of any development plans for such individuals.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	13

Corporate Governance (continued)

SUSTAINABILITY

In 2013, the Company expanded its commitment to sustainability through stakeholder engagement and public disclosure. The Company completed the Carbon Disclosure Project survey and the Global Real Estate Sustainability Benchmark survey and published its first Global Reporting Initiative guided annual sustainability report. The Company views its sustainability program as a platform to communicate about and improve on the Company’s core functions and guiding strategies. To view the Company’s sustainability report, visit www.hcreit.com/sustainability.

PLEDGING AND HEDGING

The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

CLAWBACK POLICY

If the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement, the Compensation Committee may require any of the Company’s executive officers and certain other covered officers to repay to the Company that part of the incentive compensation received by such officer during the three-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The amount and form of the compensation to be recouped is determined by the Compensation Committee in its discretion.

COMMUNICATIONS WITH THE BOARD

Shareholders and other parties interested in communicating with the Board of Directors or any specific directors, including the independent Lead Director, or the non-employee or independent directors as a group, may do so by writing to the Board of Directors, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Senior Vice President-Administration and Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Senior Vice President-Administration and Corporate Secretary, relates to the functions of the Board or committees thereof or that she otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence.

GOOD GOVERNANCE PRACTICES

A commitment to strong and sustainable governance practices are hallmarks of the Board’s stewardship on behalf of shareholders. As such, the Company continuously reviews its practices to ensure effective collaboration of management and the Board.

•	Of the Board’s eleven directors, ten are independent, including an independent Lead Director.

•	Directors are elected annually by a majority of votes cast in an uncontested election.

•	The Board has adopted and published committee charters to guide its oversight.

•	On an annual basis, the Board conducts self and peer evaluations, reviews Board independence and undertakes key committee self-evaluations.

•	New directors receive an orientation.

•	The Company has stock ownership guidelines for executives and directors.

•	The Company has specific policies and practices to align executive compensation with long-term shareholder interests.

•	The Board reviews management succession plans at least annually.

14	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Officers

The following information is furnished as to the executive officers of the Company:

GEORGE L. CHAPMAN Age: 66

Title:

•  Chairman, Chief Executive Officer and President

Responsibilities:

•  Sets vision and strategic direction for the Company

•  Represents the Company’s interests in the capital markets and with industry groups

•  Manages key client relationships and crafts strategic growth plans with key relationships

•  Develops new business relationships and opportunities

•  Advocates for the advancement of the health care and REIT industries, the Company and the transformation of health care

Mr. Chapman has served as Chairman and Chief Executive Officer of the Company since October 1996. Mr. Chapman assumed the additional title of President of the Company in January 2009. As described in “Directors to be Elected,” Mr. Chapman has served in various executive capacities with the Company since 1992.

SCOTT M. BRINKER Age: 37

Title:

•  Executive Vice President-Investments

Responsibilities:

•  Leads underwriting, structuring and negotiating of investments

•  Evaluates opportunities for growth

•  Oversees portfolio performance and analysis

•  Manages key relationships

•  Develops new business opportunities and relationships

Mr. Brinker has served as Executive Vice President-Investments of the Company since January 2012. Mr. Brinker served as Senior Vice President-Underwriting and Research of the Company from January 2009 to January 2012 and served as Vice President-Underwriting and Research of the Company from January 2006 to January 2009. Since July 2001, Mr. Brinker has served in various capacities with the Company.

SCOTT A. ESTES Age: 43

Title:

•  Executive Vice President and Chief Financial Officer

Responsibilities:

•  Oversees all finance, accounting, budgeting and reporting responsibilities for the Company

•  Develops and leads the Company’s capital raising, management and allocation strategies

•  Manages banking and analyst relationships

•  Leads Investor Relations

Mr. Estes has served as Executive Vice President and Chief Financial Officer of the Company since January 2009. Mr. Estes served as Senior Vice President and Chief Financial Officer from March 2006 to January 2009 and served as Vice President of Finance of the Company from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities.

CHARLES J. HERMAN, JR. Age: 48

Title:

•  Executive Vice President and Chief Investment Officer

Responsibilities:

•  Advocates for the advancement of the seniors housing industry and the Company

•  Represents the Company with key industry associations

•  Manages key client relationships

•  Develops new business relationships and opportunities

•  Evaluates opportunities for growth

Mr. Herman has served as Executive Vice President and Chief Investment Officer of the Company since March 2006. Mr. Herman served as Vice President and Chief Investment Officer of the Company from May 2004 to March 2006 and served as Vice President of Operations from August 2000 to May 2004. From 1998 to August 2000, Mr. Herman was a founding member and President of Herman/Turner Group, LLC, a health care consulting company. Prior to that date, Mr. Herman was a founder and Chief Operating Officer of Capital Valuation Group, a health care consulting firm founded in 1991.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	15

Executive Officers (continued)

JEFFREY H. MILLER Age: 54

Title:

• Executive Vice President-Operations and General Counsel

Responsibilities:

• Oversees all company legal matters

• Leads and/or participates in establishing operating policies and procedures

• Manages operational excellence and continuous improvement in core business functions including: legal, information management and marketing communications

• Supports the structuring, approval and strategic prioritization of investments

• Oversees business development, property management and development in the medical facilities business

Mr. Miller has served as Executive Vice President and General Counsel of the Company since March 2006 and assumed the additional title of Executive Vice President-Operations in January 2009. Mr. Miller served as Vice President and General Counsel of the Company from July 2004 to March 2006. From 1996 to June 2004, Mr. Miller was a partner in the real estate practice group of the law firm of Shumaker, Loop & Kendrick, LLP.

MICHAEL A. CRABTREE Age: 57

Title:

• Senior Vice President and Treasurer

Responsibilities:

• Manages ratings agency relationships

• Leads banking relationships, debt management, foreign exchange and cash management

• Provides counsel on strategic transactional accounting

• Oversees enterprise risk management

• Provides tax oversight and management

Mr. Crabtree has served as Senior Vice President and Treasurer of the Company since January 2009 and served as Vice President and Treasurer from March 2006 to January 2009. Mr. Crabtree served as Treasurer from July 2000 to March 2006 and served as Controller of the Company from 1996 to September 2002. From July 1993 to July 1996, Mr. Crabtree was Chief Financial Officer of Westhaven Services Co., a provider of pharmaceutical services to nursing homes.

ERIN C. IBELE Age: 52

Title:

• Senior Vice President-Administration and Corporate Secretary

Responsibilities:

• Oversees people and performance, compensation and corporate development

• Serves as primary liaison to the Board

• Manages SEC regulatory compliance and corporate governance

• Establishes the Company’s administrative priorities

• Leads and manages the transaction closing process

Ms. Ibele has served as Senior Vice President-Administration and Corporate Secretary of the Company since March 2006 and served as Vice President-Administration and Corporate Secretary of the Company from January 1993 to March 2006. Since 1986, Ms. Ibele has served in various capacities with the Company.

16	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

The table below sets forth, as of March 4, 2014, unless otherwise specified, certain information with respect to the beneficial ownership of the Company’s shares of common stock by each director of the Company, each Named Executive Officer, and the directors and executive officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of the Company.

Name of Beneficial Owner	Shares Held of Record(1)	Options Exercisable Within 60 Days	Total Shares Beneficially Owned(2)(3)(4)
William C. Ballard, Jr.	36,964	0	36,964	(5)
Scott M. Brinker	53,251	23,929	77,180
George L. Chapman	282,918	121,633	404,551
Thomas J. DeRosa	29,773	0	29,773
Jeffrey H. Donahue	29,723	0	29,723
Scott A. Estes	97,029	81,418	178,447
Peter J. Grua	31,639	0	31,639
Charles J. Herman, Jr.	94,071	28,806	122,877
Fred S. Klipsch	73,371	0	73,371	(6)
Jeffrey H. Miller	87,581	38,435	126,016
Timothy J. Naughton	0	0	0
Sharon M. Oster	41,973	0	41,973	(7)
Jeffrey R. Otten	7,212	0	7,212
Judith C. Pelham	1,293	0	1,293
R. Scott Trumbull	58,855	0	58,855	(8)
All directors and executive officers as a group (17 persons)	1,034,812	350,156	1,384,968	(9)

(1)	Includes all restricted shares granted under the Company’s 1995 Stock Incentive Plan (“1995 Long-Term Incentive Plan”), Stock Plan for Non-Employee Directors or the Amended and Restated 2005 Long-Term Incentive Plan (“2005 Long-Term Incentive Plan”) beneficially owned by such directors and Named Executive Officers and all directors and executive officers as a group as of March 4, 2014.

(2)	Does not include 552 deferred stock units granted to each non-employee director (other than Mr. Naughton and Ms. Pelham) in January 2012. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(3)	Does not include 1,022 deferred stock units granted to each non-employee director (other than Mr. Naughton) in February 2013. These deferred stock units will be converted into shares of common stock in two equal installments on the next two anniversaries of the date of grant.

(4)	Does not include 1,688 deferred stock units granted to each non-employee director in February 2014. These deferred stock units will be converted into shares of common stock in three equal installments on the next three anniversaries of the date of grant.

(5)	Mr. Ballard’s total shares beneficially owned include 5,000 shares owned by his spouse.

(6)	Mr. Klipsch’s total shares beneficially owned include 3,500 shares owned by his spouse.

(7)	Ms. Oster’s total shares beneficially owned include 17,000 shares owned by her spouse.

(8)	Mr. Trumbull’s total shares beneficially owned include 23,362 shares owned by his spouse.

(9)	Total beneficial ownership represents 0.48% of the outstanding shares of common stock of the Company.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own beneficially more than 10% of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2013.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	17

Security Ownership of Directors and Management and Certain Beneficial Owners (continued)

Based upon filings made with the Securities and Exchange Commission in February 2014 (with respect to holdings as of December 31, 2013), the only shareholders known to the Company to be the beneficial owners of more than 5% of the Company’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(5)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	39,484,346	(1)	13.57%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	25,950,696	(2)	8.92%
Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	19,358,730	(3)	6.66%
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	15,118,950	(4)	5.20%
(1)	Includes 368,002 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., and 793,058 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 827,456 shares, shared voting power over 188,304 shares, sole dispositive power over 38,782,740 shares and shared dispositive power over 701,606 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 23,264,070 shares and sole dispositive power over 25,950,696 shares.

(3)	Vanguard Specialized Funds has sole voting power over 19,358,730 shares.

(4)	In the aggregate, Invesco Ltd. and its affiliates have sole voting power over 7,177,320 shares, shared voting power over 67,583 shares, sole dispositive power over 15,061,897 shares and shared dispositive power over 57,053 shares.

(5)	The percentages set forth in the table reflect percentage ownership as of March 4, 2014. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2013.

Certain Relationships and Related Transactions

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

The Company has a written policy requiring all material transactions with related parties to be approved or ratified by the Nominating/Corporate Governance Committee. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has determined that transactions that involve any employment by the

Company of an executive officer of the Company shall be deemed to be pre-approved if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K because the person is a Named Executive Officer, or if the executive officer is not a Named Executive Officer and the compensation would have been reported in the Company’s proxy statement if the executive officer had been a Named Executive Officer (and the Company’s Compensation Committee approved or recommended that the Board approve such compensation). The Board also has pre-approved certain transactions that involve any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K, certain charitable contributions by the Company if the related party is an employee or a director of the charitable institution, and any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis.

18	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1970. The Audit Committee periodically considers whether, in order to assure continuing auditor independence, it should adopt a policy requiring the regular rotation of the independent registered public accounting firm. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner and is directly involved in the selection of Ernst & Young LLP’s lead audit partner. The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2015 because of the difficulty and expense of making a substitution. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2013	2012
Audit Fees	$3,223,269	$2,104,353
Audit-Related Fees	20,664	4,772
Tax Fees:
Tax Compliance	3,848,962	3,515,503
Tax Planning and Tax Advice	785,838	1,422,380
All Other Fees	188,785	0
Totals	$8,067,518	$7,047,008

Audit fees include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as comfort letters, consents and assistance with review of documents to be filed with or furnished to the Securities and Exchange Commission.

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

The increase in tax fees in 2013 is primarily due to the increase in tax return preparation related to the significant increase in the Company’s acquisitions in 2010 through 2013. Beginning in 2012, the Company initiated a process to create a more robust internal tax compliance function and began to transition certain domestic tax compliance activity from Ernst & Young LLP to the Company. Once complete, the Company anticipates that this transition will result in a decrease in the percentage of fees for tax services to the total fees paid to Ernst & Young LLP.

All other fees include fees for insurance and risk management advisory services.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Code and related regulations.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	19

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm (continued)

Pre-Approval Policies and Procedures

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for the Company by Ernst & Young LLP and is responsible for the audit fee negotiations associated with the engagement of Ernst & Young LLP. At its quarterly meetings, the Audit Committee gives its prior approval for particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Committee reviews the written descriptions of these services provided by Ernst & Young LLP and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to the Company by Ernst & Young LLP during the year ended December 31, 2013 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board). In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Committee concerning independence. The Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and the Company and considered the compatibility of non-audit services with such firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during the year ended December 31, 2013.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Mr. DeRosa, Mr. Otten and Mr. Trumbull were each members of the Committee in 2013 and participated in the reviews and discussions described above. Mr. Ballard, Mr. Grua and Mr. Naughton were appointed to the Audit Committee effective March 1, 2014, so they did not take part in such reviews and discussions.

Submitted by the Audit Committee

Thomas J. DeRosa, Audit Committee Chair

Jeffrey R. Otten, Audit Committee Member

R. Scott Trumbull, Audit Committee Member

20	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased shareholder returns. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth. Please refer to “Executive Compensation—Executive Summary” for an overview of the compensation of the Named Executive Officers and the Company’s key financial and strategic achievements in 2013 that drove compensation decisions.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the Named Executive Officers compensation as disclosed in this Proxy Statement, the Company will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Resolved, that the compensation paid to the Company’s Named Executive Officers as disclosed in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables, is hereby approved.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY OR NON-BINDING BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for advisory approval of this proposal.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	21

Executive Compensation

The Compensation Committee is responsible for the Company’s executive compensation program and implementing its underlying philosophy and policies. An overview and analysis of the Company’s executive compensation program, philosophy and policies is set forth below.

The Company’s named executive officers for 2013 (the “Named Executive Officers” or “NEOs”) were:

Named Executive Officers	Title in 2013
George L. Chapman	Chairman, Chief Executive Officer and President
Scott A. Estes	Executive Vice President and Chief Financial Officer
Scott M. Brinker	Executive Vice President-Investments
Charles J. Herman, Jr.	Executive Vice President and Chief Investment Officer
Jeffrey H. Miller	Executive Vice President-Operations and General Counsel

Executive Summary

COMPENSATION PRINCIPLES

The Company’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. The Compensation Committee continually reviews and refines the Company’s compensation practices so that the compensation system is in line with the market, is responsive to concerns of shareholders, and takes into account best compensation practices. To that end, the Company’s compensation program is based on three core principles:

•	Align pay and performance, utilizing absolute and relative goals that measure performance both on an annual and multi-year basis.
•	Align management and shareholder interests, by establishing rigorous goals that balance and measure value creation over both the short and long term.
•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

COMPENSATION PLAN CHANGES

In response to evolving market best practices and shareholder input, the Compensation Committee instituted an extensive shareholder outreach and feedback program and initiated major revisions to the compensation program in 2013. The revisions to the program were designed with the assistance of the Company’s compensation advisor, FPL Associates (“FPL”). FPL was instructed to help the Compensation Committee design a program, in consultation with management, that met the principles outlined above. At the same time, the Compensation Committee retained Goodwin Procter LLP (“Goodwin”) to assure that the Compensation Committee was receiving independent counsel on legal aspects of the new compensation program.

The shareholder outreach program was undertaken so that the Compensation Committee could fully and completely understand the position of key shareholders with respect to compensation programs, explain the reasons for past awards, discuss the Committee’s proposed revisions to the compensation plan and solicit feedback, all as more fully detailed on pages 26-27. Among other things, the Compensation Committee met with shareholders representing over 38% of shares outstanding. The Compensation Committee also met in person with the proxy advisory firm ISS to gain ISS’s perspective on these matters.

Based on the design recommended by FPL, along with input from the management team, outside legal counsel, and shareholder groups, the Compensation Committee implemented a thoughtfully and carefully designed executive compensation plan that was consistent with the Company’s core principles. The plan is more fully detailed in the CD&A section, but includes the following significant changes:

•	Bifurcated the Company’s long-term incentive plan into an annual component and a three-year, forward looking component (details on pages 29-30).
•	Eliminated CEO retention-based awards (details on page 35).
•	Increased the rigor of the annual cash bonus program by adding two additional measures in 2013 and increased the difficulty of three measures relative to those same measures in 2012 (details on page 29).
•	Structured a new CEO employment agreement that incorporates several revisions that reflect current best practices in CEO contracts (details on page 36).
•	Implemented a new, updated compensation system based on clear and measurable objectives, which are expected to incentivize the management team appropriately without necessitating special awards in years where there is extraordinary or transformational performance (details on pages 36-50).

22	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

2013 PERFORMANCE

In 2013, the Company had a strong year driven by tremendous growth. The Company’s focused strategy, which is built around a well-diversified portfolio mix and emphasizes partnerships with the high-quality operators and owning real estate located in strong and growing markets, maximized shareholder returns. The Company grew significantly through $5.7 billion of high-quality, strategically-aligned acquisitions and developments, including $2.4 billion of international investments. At the same time, the Company enjoyed strong organic NOI growth from its sector-leading portfolio and from the successful stabilization of facilities being developed or repositioned. The Company continued its balance sheet discipline through a number of capital market transactions. The Company’s improved portfolio, operations and conservative credit profile resulted in a credit ratings upgrade by Standard & Poor’s.

The Compensation Committee utilized the newly designed plan in determining the compensation to be awarded for this performance. More specifically, the Compensation Committee evaluated all relevant and pre-established qualitative and quantitative metrics and factors in making its compensation decisions. Among the important metrics and factors the Compensation Committee considered were the Company’s success in the following areas:

•	Generated three-year compound annual total returns of 9.5% (page 32).
•	Completed $5.7 billion in gross new investments in 2013 (page 32).
•	Increased international diversification from 6% to 15% of net investments (page 33).
•	Became the eighth largest publicly-traded REIT as measured by enterprise value (ranked 10th on 12/31/12).
•	Raised $3.7 billion in equity and debt capital in 2013 – including the largest equity offering in the sector for the second straight year.
•	Paid a cash dividend of $3.06 per share in 2013, which represents a 3.4% increase over dividends paid in 2012 (page 33).
•	Operated efficiently, as total general and administrative expenses as a percent of average gross assets were only 0.46% (page 33).

The revised compensation arrangements represent a thorough revamping of the compensation system in a manner that the Compensation Committee believes will strongly incentivize management, while giving appropriate consideration to competitive market compensation, shareholder concerns and current best practices. The discussion below gives more complete details on plan changes and the compensation awarded under the new plan.

2013 BONUS REDUCTION FOR ALL EXECUTIVE OFFICERS

As described above, the Company had many significant accomplishments in 2013 including generating a three-year annualized total shareholder return of 9.5%, ranking HCN in the 80th percentile versus its compensation peer group outlined on page 32. However, in light of the Company’s 2013 total shareholder return of -8.4%, the Compensation Committee took discretionary action and reduced 2013 long-term incentive pay awards for the absolute total shareholder return metric by 33% and the individual performance metric by approximately 20% for all executives (including Mr. Chapman) from what they would have been received under “normal” scoring. Refer to page 49 for more details regarding the Compensation Committee’s discretionary pay reductions.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	23

Executive Compensation – CD&A

Compensation Discussion and Analysis

To assist shareholders in finding important information, this CD&A is organized as follows:

1.	COMPENSATION PHILOSOPHY AND OBJECTIVES

The philosophy underlying the Company’s executive compensation program is to provide relative pay for relative performance. The objective is to attract and retain the caliber of executive officers and other key employees necessary for the Company to deliver sustained high performance to shareholders. The short-term and long-term metrics built into the compensation program are specifically designed to align management and shareholder interests directly. Outlined below are the principles underlying the Company’s executive compensation program.

•	Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
¡	Payouts vary based upon the degree to which performance measures are achieved.
¡	Multiple performance measures are used to ensure a focus on overall Company performance.
¡	Variable reward payouts are designed to provide competitive compensation for achieving expected performance, and enhanced compensation for performance that exceeds expectations.

•	Attract and retain top management talent
¡	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.
¡	The Compensation Committee regularly benchmarks its executive compensation program to compensate executives at the median level for target performance, with above median payouts for superior performance.
¡	Individual performance is a key element in the executive compensation program, which is designed to motivate executives to perform at the highest levels.

•	Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals
¡	A majority of each Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.
¡	Performance measures are selected based on careful assessment of measures that will encourage profitable growth and increase shareholder value.
¡	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect the Company’s short and long-term business plans.

•	Align management and shareholder interests by engaging in long-term shareholder value creation
¡	Long-term incentive awards are granted in the form of common equity with multi-year vesting periods, which aligns management’s interests with those of the Company’s shareholders.
¡	The new, bifurcated long-term incentive program includes an annual and three-year forward looking component emphasizing short-term and long-term shareholder value creation.
¡	Stock ownership guidelines require that Board members and executives maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

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Executive Compensation – CD&A (continued)

2.	POLICIES AND PROCEDURES

The Compensation Committee is responsible for determining the nature and amount of compensation for the Company’s Chief Executive Officer and for reviewing and approving the compensation for the other six executive officers listed on pages 15-16. The Committee consists of four non-employee directors. Mr. DeRosa is the Chair of the Compensation Committee and Mr. Grua, Ms. Oster and Ms. Pelham are Compensation Committee members.

The Company’s compensation policies and programs are designed to implement the philosophy described above. The Company has implemented a number of measures in an effort to drive performance and align the interests of the Company’s executives with shareholders.

What the Company Does	What the Company Doesn’t Do
Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value creation metrics that are disclosed to the shareholders. All of the incentive compensation (both cash and equity) is subject to the achievement of various performance objectives.

Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses to anyone. It currently has no guaranteed commitments to grant any equity-based awards. Finally, the entire long-term program is predicated on the achievement of performance metrics. This ensures that the Company is able to base all compensation awards on measurable performance factors and business results.

Provide excise tax gross-up payments. The Company will not enter into any new contractual agreements that include excise tax gross-up payments.

Reprice options. Since the initial public offering in 1978, the Company has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the 2005 Long-Term Incentive Plan.

Pledging or Hedging. The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the shares are earned.

Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.
Caps award payouts. Amounts or shares that can be earned under the annual incentive program and long-term incentive program are capped. No guaranteed minimum amounts or awards are provided.
Maintains share ownership guidelines. The Company has established the following minimum share ownership requirements: CEO – five times base salary; executive officers – three times base salary; and outside directors – four times the annual cash fee.
Includes double-trigger change in control provisions. The CEO’s agreements include “double trigger” provisions requiring both a change in control and a subsequent termination of employment.
Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the REIT industry.
Maintains a clawback policy. The Compensation Committee adopted a clawback policy that, in the event of a financial restatement, allows the Company to recoup incentive compensation paid to executive officers based on the misstated financial information.
Conducts a risk-assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

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Executive Compensation – CD&A (continued)

3.	ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has engaged FPL as its independent compensation consultant to advise the Committee on compensation program design, the components of the Company’s executive compensation programs and the amounts the Company should pay its executive officers.

FPL performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management.

The aggregate fees incurred in 2013 for services provided by FPL with regard to determining the amount or form of executive and director compensation were $134,068. The aggregate fees incurred in 2013 for non-executive compensation consulting services provided by an FPL affiliate were $137,250 for director recruitment. The Nominating/Corporate Governance Committee approved the engagement of and payment of fees to the FPL affiliate for these director recruitment services.

During 2013, FPL performed the following specific services:

•	Assisted in structuring Mr. Chapman’s new employment agreement on behalf of the Company
•	Conducted a comprehensive review of executive and board compensation
•	Developed a new long-term incentive program design
•	Participated in the Compensation Committee’s shareholder outreach efforts

As part of the process of assessing the effectiveness of the Company’s compensation programs and assisting with implementation, the consultant also interacts with members of management. The consultant’s primary contacts with management are the Executive Vice President and Chief Financial Officer and the Senior Vice President-Administration and Corporate Secretary. The independence of FPL by the Compensation Committee was assessed and no conflicts of interest were found.

4.	INPUT OF EXECUTIVE OFFICERS ON COMPENSATION

The Compensation Committee receives input from certain executive officers on a variety of issues related to compensation.

•	The Chairman, Chief Executive Officer and President considers the performance of each NEO and makes recommendations to the Compensation Committee regarding each NEO’s individual performance score associated with the annual and long-term incentive program, and future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation opportunities for the coming year.

•	Each year, management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for the Company. The Compensation Committee has designed the compensation programs to encompass key financial and strategic objectives included in the annual plan.

•	The Company’s Executive Vice President and Chief Financial Officer and Executive Vice President-Operations and General Counsel assist the Compensation Committee in assessing the financial and legal impact of compensation decisions.

•	The Company’s Senior Vice President-Administration and Corporate Secretary assists the Compensation Committee in administering the compensation programs, including the Company’s 2005 Long-Term Incentive Plan, and ensuring that all relevant documentation and disclosures are completed (e.g., filings with the Securities and Exchange Commission and legal documents).

5.	SHAREHOLDER OUTREACH PROGRAM

At the 2013 Annual Meeting, approximately 50.03% of shareholder votes were cast in favor of the compensation of the NEOs (also commonly referred to as “Say-on-Pay”). While representing majority support for the Say-on-Pay proposal, these results were significantly below what the Company’s Board and management would deem satisfactory. Based on the vote results and the need for more information in order to understand the basis for the vote, the Compensation Committee determined it would benefit from (i) a comprehensive review of the compensation programs of the Company’s NEOs, including the Chief Executive Officer and (ii) extensive engagement with shareholders regarding this issue.

In the spring of 2013, the Chief Financial Officer, along with select members of management, spoke with 15 investors (representing over 38% of shares of common stock outstanding as of May, 2013), to discuss the Company’s 2012 performance and executive pay for performance alignment, and to solicit feedback on the compensation program.

In addition, over the remainder of 2013, the Compensation Committee arranged and participated in seven detailed and substantive meetings with shareholders (representing over 38% of shares of common stock outstanding as of August, 2013), to understand their perspectives and receive feedback on the executive compensation program. All of these meetings were attended by members of the Compensation Committee and all but one meeting was attended by the Company’s independent

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Executive Compensation – CD&A (continued)

compensation consultant, FPL. None of the Company’s employees or executives attended or participated in any of these meetings. Members of the Compensation Committee also held an in-person meeting with the proxy advisory firm ISS to consider and determine whether the views of the proxy advisor were similar to the views of the shareholders.

The Committee, with assistance from FPL, considered the opinions provided during all of these meetings and reviewed the results of the meetings with the full Board of Directors and management over several months. While investors had varying perspectives, a few common themes emerged from the discussions. In particular, investors asked that the connection between pay and performance be enhanced, particularly vis-à-vis the rigor of certain performance goals, and that the special/retention awards be eliminated, or at least significantly limited.

Investor Feedback

What the Company heard	How the Company responded
The use of retention-based awards is viewed negatively and should be discontinued.	The Company entered into a new employment agreement with Mr. Chapman commencing January 31, 2014, which eliminated the provision within his previous employment agreement that entitled him to receive $1 million common shares each year he was with the Company.
The use of special awards is viewed negatively and should be discontinued.	While investors understood the significant growth and transformation of the Company in recent years and the fact that the Company’s pay systems did not have adequate mechanisms to account for both the extraordinary growth in size (from a $3 billion company in 2003 to a $28 billion S&P 500 enterprise in 2013) and the exceptional total shareholder return during the period and they recognized the need for historical special awards to account for such growth and performance, they indicated that they generally viewed special awards negatively. The Company has implemented a new, updated pay system in which special awards are no longer anticipated.
Certain performance goals, particularly within the annual incentive program, lack rigor.	The Company increased the hurdles in three of the four annual goals in 2013 versus the same measures in 2012. In particular, the Company increased the net investments measure goals by $1.5 billion at each level (threshold, target, high), increased the same store cash NOI measure goals by 1.0% at each level and eliminated the opportunity to receive threshold payment within the credit ratings measure if the Company received a downgrade by one credit ratings agency. To further enhance the rigor of the cash bonus program, the Company introduced two new metrics that incentivize earnings growth from recent acquisitions and general and administrative expense controls. Please refer to pages 29 and 42-44 for more details. The question of rigor only pertained to the Company’s annual cash bonus measures. No shareholders questioned the rigor of the Company’s long-term incentive plan.
Shareholders like the use of both short-term and long-term metrics, with the latter focused on forward-looking performance.	For many years, performance has been evaluated across a variety of metrics, looking at both short-term and long-term goals and absolute and relative metrics (the latter particularly as it relates to total shareholder return). While the Company continues to believe, and investors concur, that such a program is appropriate, it implemented a new long-term plan that effectively maintains the historical plan, but adds a new three-year forward looking element. Investors have responded favorably to the metrics contained within such program and were supportive of the overall plan design. The new plan is based on continuous historical three-year returns and future three-year performance.
It is an uncommon practice to have an individual component embedded in both annual and long-term incentive components.	Commencing in 2014, the Company removed the individual component that was historically included in the long-term incentive plan. The only individual performance component that remains in the current plan is part of the annual cash bonus incentive metrics.

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Executive Compensation – CD&A (continued)

6.	NEW EXECUTIVE COMPENSATION PROGRAM STRUCTURE

In response to the feedback discussed above, and given the rapid growth of the Company over the last several years, the Compensation Committee comprehensively modified the executive compensation program to more appropriately reward and incentivize management. The new program accomplishes this using a variety of goals and time horizons that balance absolute and relative performance. These changes are described below. The Compensation Committee believes these changes achieve the objectives described above, but it continues to work with FPL, solicit feedback from proxy advisory firms, and engage shareholders to ensure all potential compensation concerns are evaluated and the pay for performance practice is supported.

The Company significantly changed the compensation program structure in 2013.

•	Strengthened the link between pay and performance and aligned management and shareholder interests through short and long-term objectives.

•	Enhanced the balanced scorecard approach by increasing the rigor of the annual cash incentive measures and by bifurcating the annual long-term incentive program into an annual program and a three-year forward looking program.

The Company believes that these changes will improve shareholder returns and create meaningful shareholder value over the long term.

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Executive Compensation – CD&A (continued)

Changes to the Annual Cash Bonus

As a result of feedback received from shareholders and proxy advisory firms, the Company increased the rigor of the annual cash bonus program by adding three new measures (two in 2013, one in 2012) to more appropriately reflect the business model and align incentives. Specifically, it added (i) same store cash net operating income (NOI), (ii) underwritten cash NOI in the first year following the completion of acquisitions, and (iii) general and administrative expense relative to REITs in the top decile of the industry (based on enterprise value). In addition to these new metrics, the Company increased the hurdles for three existing metrics, as compared to 2012, to further enhance the link between relative pay and relative performance.

Annual Incentive Cash Bonus Measures

2011	weighting CEO / NEO	2013	weighting CEO / NEO

Normalized FFO per share	44% / 33%	Normalized FFO per share	20% / 15%

		Added in 2012: Same store cash NOI growth**	20% / 15%

Net Real Estate Investments	28% / 21%	Net Real Estate Investments**	13.3% / 10%

		Added in 2013: Cash NOI vs. underwritten projections on 2012 operating acquisitions	13.3% / 10%

		Added in 2013: General and Administrative Expense controls	6.7% / 5%

Maintain Credit Ratings	8% / 6%	Maintain Credit Ratings**	6.7% / 5%

Individual Goals	20% / 40%	Individual Goals	20% / 40%

**Increased achievement goals compared to 2012 as noted on pages 42-44.

Changes to the Long-Term Incentive Plan

The Company made significant changes to the Long-Term Incentive Plan structure in 2013. Specifically, the plan was bifurcated into an annual component and a three-year forward looking component. Each component will comprise 50% of each of the executives’ total stock opportunity. This plan structure strengthens the existing link between pay and performance and strikes an appropriate balance between the short-term and long-term goals of the Company and its shareholders.

As a result of the changes to the executive compensation plan, 84% of the CEO’s 2013 total target compensation was performance-based and not guaranteed and 60% was in the form of long-term equity compensation (see page 34). Likewise, 76% of the other NEOs’ 2013 total target compensation was performance-based and not guaranteed, and 52% was in the form of long-term equity compensation.

It is important to note that, during the shareholder outreach efforts, no shareholder questioned the rigor of the Company’s long-term incentive program.

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Executive Compensation – CD&A (continued)

Three-Year Long-Term Incentive Program

The Company’s three-year forward looking long-term incentive component spans the period 2013-2015. This component of the compensation plan is designed to align executive incentives with capital market expectations and promote long-term shareholder value creation. The metrics of the three-year program (with percentage weightings) are outlined below. The Compensation Committee has established four predefined achievement levels for each performance measure (threshold, target, high and extraordinary). Awards will be granted based on corporate performance for the three-year performance period ending December 31, 2015. For each NEO (including Mr. Chapman), 100% of the award will be based on corporate performance versus targets outlined within the program. The Company intends to provide disclosure regarding actual performance relative to the targets in the proxy materials for the 2016 annual meeting, which will be the first annual meeting following the completion of the three-year performance period.

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Executive Compensation – CD&A (continued)

7.	COMPENSATION PEER GROUP

As part of its annual compensation review, the Compensation Committee conducts a comprehensive review of the executive compensation programs relative to a relevant Peer Group of comparable REITs. The competitive review is one of the compensation elements the Compensation Committee takes into account in making compensation decisions. Along with company performance, the Compensation Committee also considers the experience, tenure and past performance of the respective executive officers.

The Company is now the 8th largest REIT measured by enterprise value and is included in the S&P 500 Index. As illustrated below, the Peer Group was selected because they are similar in size to the Company and share a similar business model, geographic footprint, regulatory environment and competitive dynamics. The Peer Group represents the industries with which it currently competes for executive talent, and also includes the Company’s principal business competitors. The Peer Group has evolved over time as the Company has grown.

For 2013, the Peer Group included two REITs in the health care sector and eight other REITs. These REITs were:

Peer	Industry	Market Capitalization
Public Storage	Self-Storage	$25.9 billion
Equity Residential	Multi-family	$18.7 billion
Prologis, Inc.	Industrial	$18.4 billion
General Growth Properties, Inc.	Regional Mall	$18.3 billion
Ventas, Inc.	Health Care	$16.8 billion
HCP, Inc.	Health Care	$16.6 billion
Vornado Realty Trust	Diversified	$16.6 billion
Health Care REIT, Inc.	Health Care	$15.5 billion
Boston Properties	Office	$15.4 billion
AvalonBay Communities, Inc.	Multi-family	$15.3 billion
Host Hotels & Resorts, Inc.	Hotel	$14.7 billion

Source: SNL Financial, data as of 12/31/13.

Source: Key Banc, data as of 12/31/13.

Findings from the Peer Group review indicated that the current place for Mr. Chapman’s total target remuneration (sum of base salary, cash bonus and equity awards) is at the 38th percentile relative to the CEOs of the Peer Group. The review also indicated that the target total remuneration for the NEOs (in the aggregate) is approximately at the 25th percentile relative to the top five named executive officers (in the aggregate) in the Peer Group. The market median is the desired competitive position for Mr. Chapman and the other NEOs (in the aggregate), respectively, with higher pay opportunities if performance achievements exceed expectations on an absolute and relative basis. The current placement is below the desired market median for the Company’s NEOs as a result of the newly revised peer group and the Compensation Committee’s decision not to adjust compensation opportunity for 2014. For HCN and the peers, the Company included the annualized, target value of any participation in future programs.

The Company’s relative compensation levels compared to relative enterprise growth, total capitalization growth and total shareholder return during the period 2011 – 2013 is depicted in the chart to the right.

Sources: Key Banc, data as of 12/31/13.

SNL Financial, data as of 12/31/13.

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Executive Compensation – CD&A (continued)

8.	2013 COMPANY PERFORMANCE

The primary goal of the Compensation Committee is to link relative pay to relative and absolute performance. 2013 was another outstanding year from a relative performance perspective. Throughout the year, as a result of experienced and steady leadership, the Company continued to seize opportunities and further differentiate itself from the competition. Some of the accomplishments that the Compensation Committee considered in determining compensation levels included:

9.5% THREE-YEAR ANNUAL TOTAL RETURN

For the three years ending 12/31/2013, the Company was able to deliver meaningful returns to shareholders. The Company’s total shareholder return of 9.5% for three years on an average annual basis ranks 3rd among the Peer Group as shown below. The performance relative to major indices is also provided below.

PEER GROUP COMPARISONS	INDEX COMPARISONS

$5.7 BILLION 2013 GROSS INVESTMENTS

The Company completed $5.7 billion in gross new investments in 2013, which represents the second largest amount of investments in any single year of its history.

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Executive Compensation – CD&A (continued)

    171 CONSECUTIVE DIVIDENDS

The Company paid a cash dividend of $3.06 per share in 2013, which represents a 3.4% increase over dividends paid in 2012. The Board of Directors also approved a new 2014 cash dividend of $3.18, which represents a 4% increase, commencing with the February 2014 dividend.

The dividend paid in February 2014 represents the Company’s 171st consecutive dividend payment.

    CONTINUED GEOGRAPHIC EXPANSION

The Company continued international expansion in high-quality, strategically-aligned properties by investing $2.4 billion internationally in 2013, positioning the Company to deliver substantial returns to shareholders in the future.

    OPERATED EFFICIENTLY

The Company operated efficiently in 2013 as total general and administrative expenses as a percent of average gross assets were only 0.46%.	*Actual results year to date – as of 12/31/13.

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Executive Compensation – CD&A (continued)

9.	CEO PAY OVERVIEW

This section describes the manner in which the Compensation Committee applied the new compensation structure and the Company’s 2013 performance in arriving at Mr. Chapman’s compensation and the terms of his new employment agreement.

Mr. Chapman’s Accomplishments as Chairman and Chief Executive Officer

Under the leadership of Mr. Chapman, who became Chief Executive Officer and Chairman of the Board in 1996, the Company has performed very well and delivered significant value to shareholders. The Compensation Committee believes that Mr. Chapman’s strategic vision and focus on long-term sustainable growth has laid a solid foundation for future growth. The Compensation Committee believes that Mr. Chapman’s leadership has directly contributed to the Company’s strong performance over the last several years and should be appropriately rewarded.

Source: SNL Financial and Key Banc Leaderboard. All data as of year-end.

(1)	Measured by enterprise value.

Mr. Chapman’s Target Compensation Versus Peer Group

The compensation program targets approximately the 50th percentile of the Peer Group (which is consistent with market best practices), balances a variety of key performance metrics, measures performance on both an absolute and relative basis to protect against rising/falling markets, evaluates performance over both short and long-term performance periods, and is heavily weighted towards incentive pay and equity in particular. As previously stated, Mr. Chapman is below the desired market median due to the newly revised Peer Group and the Compensation Committee’s decision not to adjust compensation opportunity for 2014.

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Executive Compensation – CD&A (continued)

Recent Compensation Committee Actions

After considering the Company’s significant growth and return to shareholders, Mr. Chapman’s strong leadership and individual accomplishments and shareholder feedback, the Compensation Committee took the following actions with respect to Mr. Chapman’s compensation:

•	Base Salary: Mr. Chapman’s base salary increased 3.0% in 2013, following an increase of 3.0% in 2012 compared to an average Peer Group CEO base salary increase of 6.2%. In light of the Company’s negative one-year 2013 total shareholder return, Mr. Chapman will not receive an increase in base salary for 2014.

•	Annual Cash Incentive: The opportunity percentage range for Mr. Chapman in 2013 remained the same as 2012 and has been the same since 2009. The amount awarded for 2013 reflects the Company’s achievement of predetermined strategic goals as stated on page 29, and reflects his personal accomplishments throughout the year. Mr. Chapman’s opportunity range will remain the same again in 2014.

•	Long-Term Equity Compensation: Mr. Chapman will participate in the new bifurcated long-term incentive plan consisting of an annual component and a new three-year forward looking component concluding on December 31, 2015. His total annual opportunity will be equally divided between the annual component and the three-year component. His annual LTI opportunity (50% of his total opportunity) will be measured and granted each year. His three-year forward looking incentive opportunity will accumulate each year and be measured against ten corporate strategic measures on December 31, 2015, as detailed on pages 30 and 50.

Mr. Chapman’s New Employment Agreement

On July 16, 2013, the Company entered into a new employment agreement with Mr. Chapman. The Compensation Committee considered feedback received from the Company’s shareholders and proxy advisory firms. Among several other modifications noted on page 36, the Company decided it was in the best interest of shareholders to eliminate the annual grant of $1,000,000 in shares of common stock that was part of his previous agreement.

Highlighted below are the events and rationale outlining the removal of Mr. Chapman’s annual grant of $1,000,000 in shares of common stock within his previous employment agreement.

•	In January 2011, with the guidance of the Company’s prior compensation consultant and in an effort to recognize the strong achievements and significant growth and accomplishments of the Company and the CEO, the Company entered into an employment agreement that entitled Mr. Chapman to receive a grant of $1 million of common stock for each year of service under the agreement. The pay system in place at the time of this grant was not equipped to accommodate the rapid growth of the Company over the previous several years.

•	In April 2012, although this award had not been an issue in the first year of Say-on-Pay, a proxy advisory firm noted that this lone aspect of HCN’s compensation program raised concerns due to the multi-year guaranteed nature of the award without requiring continued employment each year.

•	In early 2013, in order to preserve the intended spirit of the award that was negotiated in good faith, the Company and Mr. Chapman agreed to replace the extension shares to be granted in 2013 and 2014 with a grant of performance shares placing the award at risk and aligning it with an important goal for shareholders: dividend growth of a REIT that is rapidly growing. The Company also required Mr. Chapman to hold this equity for as long as he remained an employee of the Company, further enhancing alignment of shareholder interests (as compared to the prior treatment, which permitted the common stock to be sold immediately once granted).

•	In April 2013, the proxy advisory firms concluded that the dividend growth performance measure was not rigorous enough.

•	Although the shareholders voted in favor of the Company’s Say-on-Pay proposal (notwithstanding the recommendation of one or more proxy advisory firms) in each of 2012 and 2013, the Compensation Committee eliminated this somewhat contentious award from Mr. Chapman’s new employment agreement in July 2013 without any additional financial consideration.

•	Mr. Chapman’s performance award grant as outlined above for 2013 and 2014, was combined together as a $2 million award made in early 2013. Consequently, the $2 million award will be included in the Summary Compensation Table in this proxy statement. It is important for shareholders to note that the award was made prior to the shareholder outreach efforts and was eliminated from Mr. Chapman’s new employment agreement at the Company’s first opportunity.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	35

Executive Compensation – CD&A (continued)

CHAPMAN EMPLOYMENT AGREEMENT

In addition to eliminating Mr. Chapman’s annual extension grant, the Compensation Committee ensured his new employment agreement included the following provisions, which the Company considers “best practices”:

•	Not evergreen – term is defined

•	No guaranteed payments

•	No automatic compensation increases

•	Double-trigger for severance and acceleration of equity awards upon a change in corporate control

•	No excise tax gross-ups

•	Severance is based on a formula that includes salary and average bonus received (not maximum bonus)

10.	COMPENSATION ELEMENTS AND RESULTS

This section describes how the Compensation Committee applied the new compensation program and the Company’s performance in determining the compensation of all NEOs.

The elements used to achieve the compensation objectives, and which enable the Company to retain, motivate, engage, and reward the NEOs and other executives, include base salary, annual cash incentives, long-term incentives, and other perquisites and benefits, and are described in more detail below. In allocating compensation among these components, the Company seeks to provide reasonable and competitive levels of fixed compensation (base salary), while emphasizing performance-based compensation that varies based on Company and individual performance.

The following charts illustrate each NEO’s target base salary, annual cash incentive compensation, annual long-term incentive and three-year long-term incentive compensation as a percent of total target compensation for 2013.

Base salary for the CEO represents only 16% of his total target compensation, 84% is performance-based. Likewise, 24% of the other NEOs total target compensation is comprised of base salary and 76% is performance-based.

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Executive Compensation – CD&A (continued)

Base Salary

Base salaries are established at levels that will attract and retain talented executives. To that end, base salaries are generally targeted to the competitive market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position, and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development. Base salaries for the NEOs were as follows:

Executive	2012		2013	2013 % Increase	2014	2014 % Increase
George L. Chapman	$850,000		$875,500	3.0%	$875,500	0%
Scott A. Estes	432,000		444,960	3.0%	444,960	0%
Scott M. Brinker	432,000	(1)	444,960	3.0%	444,960	0%
Charles J. Herman, Jr.	432,000		444,960	3.0%	444,960	0%
Jeffrey H. Miller	432,000		444,960	3.0%	444,960	0%

(1)Year ending annualized salary.

In 2013, the Compensation Committee granted a 3.0% base salary increase for all NEOs compared to an average increase of 3.5% in base salary for the named executive officers in the Company’s Peer Group and an average increase of 6.2% for CEOs in the Peer Group.

In 2014, in light of the Company’s negative one-year 2013 total shareholder return, the Compensation Committee froze base salaries for all NEOs.

2013 Individual Performance

For Mr. Chapman, 80% of the annual cash bonus and long-term incentive were determined by corporate performance and 20% by individual performance. The corporate component was set at 80% because the Compensation Committee believes that almost all of the Chairman, Chief Executive Officer and President’s annual incentive compensation should be based on overall corporate performance given his ultimate accountability for the Company’s performance.

For all other NEOs, 60% of the annual cash bonus and long-term incentive were determined by corporate performance and 40% by individual performance. The Compensation Committee believes that overall corporate performance should be the primary basis for determining annual incentives for these four executives, but gave individual performance a heavier weighting as compared to Mr. Chapman to reflect the importance of the various business segments, strategic initiatives and operational responsibilities for which each of these executives is primarily responsible.

To better align all executives’ pay with Company performance, the Compensation Committee moved all other NEOs to 80% corporate performance and 20% individual performance for the annual cash bonus in 2014. As noted on pages 27 and 30, beginning in 2014, the Compensation Committee removed the individual component of the long-term incentive plan.

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Executive Compensation – CD&A (continued)

Individual Performance Results

Mr. Chapman

•	Represented Health Care REIT externally, including with the Company’s operators, shareholders, industry organizations, investment banks and the media to enhance the Company’s reputation and competitive advantage

•	Facilitated the growth of the Company to become the largest healthcare REIT by enterprise value and the 8th largest publicly traded REIT

•	Oversaw the completion of the Company’s largest acquisition, Sunrise Senior Living

•	Retained senior leadership team and facilitated the achievement of corporate strategic goals designed to enhance long-term shareholder value

•	Led efforts to improve seniors housing sector, including consolidation of complementary companies and platforms and the development of internal operator teams and infrastructure

•	Provided the Board of Directors with strong substantive input on the succession planning process.

•	Oversaw the management and continued improvement of internal personnel

*In light of the Company’s negative 2013 total shareholder return, the Compensation Committee reduced Mr. Chapman’s individual performance score associated with the annual long-term incentive plan to approximately 67.5% of maximum payout from 85%.

38	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation – CD&A (continued)

Mr. Estes

•	Completed year with highest FFO and FAD multiples among peer group

•	Managed the Company through several successful capital transactions including:

¡	Completed $1.7 billion secondary equity offering, largest in sector during 2013, at the highest per share price in the Company’s history

¡	Completed $400 million 10+-year US debt issuance, priced to yield 4.626%

¡	Completed inaugural £550 million 15-year UK debt issuance, priced to yield 4.875%

¡	Closed new $2.25 billion credit line, priced at L+117.5 bps

¡	Closed new $500 million US term-loan, priced at L+135 bps

•	Achieved S&P rating increase to BBB from BBB- in May 2013 (first ratings upgrade since 2007)

•	Named to Institutional Investor Magazine’s 2014 All-Executive team among best CFOs in REIT industry, the second time in three years

•	Hosted successful Investor Day in Philadelphia in May and Bank Day in Toledo in June

•	Served as Company board observer on key operator boards

•	Conducted an extensive shareholder outreach program by directly calling over 38% of shareholders to discuss the Company’s 2012 performance, executive pay for performance alignment and to solicit feedback on the Company’s compensation program

*In light of the Company’s negative 2013 total shareholder return, the Compensation Committee reduced Mr. Estes’ individual performance score associated with the annual long-term incentive plan to approximately 67.5% of maximum payout from 85%.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	39

Executive Compensation – CD&A (continued)

Mr. Brinker

•	Oversaw $5.7 billion of gross investments in 2013 including the Sunrise Senior Living and Revera acquisitions and the Company’s continued international expansion into the United Kingdom and Canada

•	Supervised the pricing and structuring of new investments in a manner that increased shareholder value

•	Hired and trained personnel and established systems and protocols to maximize long-term NOI growth in the seniors housing portfolio

•	Implemented the investment team realignment, which consolidates the historical silos of underwriting, origination, asset management, reporting, and corporate services into one investment team

•	Established a network of operators, lenders, brokers, investment bankers, advisors, lawyers, and general industry contacts in the United Kingdom and Canada

•	Solidified the Company’s international presence by establishing a Health Care REIT office and partnering with three high-quality operators in the United Kingdom and overseeing the completion of our Revera Canadian investment

*In light of the Company’s negative 2013 total shareholder return, the Compensation Committee reduced Mr. Brinker’s individual performance score associated with the annual long-term incentive plan to approximately 75% of maximum payout from 95%.

Mr. Herman

•	Oversaw the management of the Company’s seniors housing and care portfolio including monitoring operator performance, new investment opportunities and asset sales

•	Drove significant same store cash NOI growth in the Company’s seniors housing operating properties and its triple net leased properties

•	Held four Executive Forums involving the Company’s top operators and implemented a group purchasing arrangement

•	Enhanced the Company’s industry presence with trade associations including Board representation on ALFA, ASHA and NIC and working with OneVoice to merge ALFA/ASHA

*In light of the Company’s negative 2013 total shareholder return, the Compensation Committee reduced Mr. Herman’s individual performance score associated with the annual long-term incentive plan to approximately 67.5% of maximum payout from 85%.

40	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation – CD&A (continued)

Mr. Miller

•	Managed the legal team in connection with structuring, negotiating and documenting $5.7 billion of new investments in 2013

•	Supervised the creation and delivery of Health Care REIT’s first sustainability report

•	Oversaw and provided valuable guidance for the medical facilities group including investments and asset sales, generating industry leading medical office building occupancy and significant retention rates

•	Managed the successful implementation of key information systems’ objectives, with a particular focus on improving tax, budgeting, document management and accounting functionality

•	Oversaw the continued implementation of the Company’s strategic plan in all facets of the organization, including new investments, seniors housing and medical facilities asset management and corporate initiatives

*In light of the Company’s negative 2013 total shareholder return, the Compensation Committee reduced Mr. Miller’s individual performance score associated with the annual long-term incentive plan to approximately 65% of maximum payout from 80%.

Annual Incentives

Annual incentives reward the executives for the achievement of certain performance objectives tied to the Company’s annual business plan, as well as achievement of individual performance objectives. Under this program, a range of earnings opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high).

In 2013, in response to valuable input from shareholders and feedback from a proxy advisory firm, the Company included two additional measures and increased the rigor of three out of four incentive measures as compared to 2012. Specifically, the Company added a cash NOI vs. underwritten projections on 2012 operating acquisitions metric and a G&A expense control metric. In addition, the rigor of net investments, same store cash NOI growth and credit ratings measures were increased.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	41

Executive Compensation – CD&A (continued)

The corporate performance measures and weightings set by the Compensation Committee for 2013 under the annual incentive program were as follows:

Normalized Funds from Operations (FFO) per share.		Weighting
2013 Goal:	Threshold: $3.70, +5.1% growth Target: $3.78, +7.4% growth High: $3.85, +9.4% growth

Why the Company chose this measure:  FFO is a common Non-GAAP measure of operating performance for REITs because it provides insight into the earnings generated from the real estate platform. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO for 2013 represents FFO adjusted for transactions costs, provision for loan losses and net gains (or losses) on derivatives and extinguishments of debt. This measure is included in the compensation program because it is the measure most commonly used by analysts to assess the performance of REITs. If the Company achieves a level of normalized FFO per share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal. The weighting for this measure was decreased in 2013 to 20% and 15% for the CEO and NEOs, respectively (from 32% and 24% in 2012).

How the Compensation Committee set the 2013 goal:  In its 2013 initial public guidance, the Company projected normalized FFO in a range of $3.70 to $3.80 per diluted share. As such, threshold performance for this measure was set at the low-end of the Company’s initial public guidance range. Target performance was set at $0.03 above the midpoint of the initial guidance range and high score was set at $0.05 above the high end. As a result, high performance would only be achieved if the Company significantly exceeded the high end of the initial public guidance range.

Same Store Cash NOI Growth.		Weighting
2013 Goal:	Threshold: +2.0% (+1.0% in 2012) Target: +3.0% (+2.0% in 2012) High: +4.0% (+3.0% in 2012)

Why the Company chose this measure:  Net operating income (“NOI”) is used to evaluate the operating performance of the Company’s properties. NOI means total revenues, including tenant reimbursements, less property operating expenses, which represent costs associated with managing, maintaining and servicing tenants for the Company’s seniors housing operating and medical facility properties. Same store cash NOI is used to evaluate the cash-based operating performance of the Company’s properties under a consistent population which eliminates changes in the composition of the portfolio. For purposes of same store cash NOI, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Entrance fee communities and any properties acquired, developed, transitioned or classified in discontinued operations during those periods are excluded from the same store amounts. Same store cash NOI represents NOI for same store properties adjusted for elimination of non-cash NOI, normalization of management fees at the contractual rate and adjustments to translate Canadian properties at a USD/CAD rate of 1.01 and UK properties at a GBP/USD rate of 1.60. The weighting for this measure remained the same in 2013 at 20% and 15% for the CEO and NEOs, respectively.

How the Compensation Committee set the 2013 goal:  In its 2013 initial public guidance, the Company projected blended same store cash NOI growth of 3.0% in 2013. As such, the Compensation Committee set target performance at 3.0% for this measure. The Compensation Committee made the range around target performance symmetrical at +/- 1.0%, setting threshold performance at 2.0% and high performance at 4.0%. The Compensation Committee increased the rigor of this measure as compared to 2012 by 1.0% for each performance goal (threshold, target, high).

42	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation – CD&A (continued)

Net Real Estate Investments.		Weighting
2013 Goal:	Threshold: $2.5 billion ($1.0 billion in 2012) Target: $3.0 billion ($1.5 billion in 2012) High: $4.0 billion ($2.5 billion in 2012)

Why the Company chose this measure:  The Company has included net real estate investment objectives as a performance measure because net investments are important to the Company’s growth and future profitability. Net real estate investments means gross real estate investments less sales of properties and loan repayments. The weighting for this measure was decreased in 2013 to 13.3% and 10% for the CEO and NEOs, respectively (from 20% and 15% in 2012).

How the Compensation Committee set the 2013 goal:  In its 2013 initial public guidance, the Company projected net real estate investments of $2.9 billion. As such, the Compensation Committee set target performance at $3.0 billion or 17% of net real estate growth. Threshold performance was set at $2.5 billion of net investments ($500 million or 17% less than target performance) or 14% growth. The Compensation Committee set high performance at $4.0 billion ($1 billion or 33% above target performance) or 23% of net real estate growth. The Compensation Committee increased the rigor of this measure as compared to 2012 by $1.5 billion for each performance goal (threshold, target, high).

Cash NOI of 2012 Operating Acquisitions vs. Underwritten Projections.		Weighting
2013 Goal:	Threshold: >90% of underwritten projections Target: >100% of underwritten projections High: >105% of underwritten projections

Why the Company chose this measure:  This is a new measure for 2013 that compares the cash NOI of the Company’s 2012 operating acquisitions against underwritten expectations. Cash NOI represents NOI (as defined on page 42) as adjusted for the elimination of non-cash items. “Operating acquisitions” is a term used to encompass RIDEA investments and MOB investments. The Company chose to limit the metric to operating acquisitions because they are the only investments over which it has influence on operating budgets. The Company believes it is appropriate to align the integration and success of recent investments with management’s annual incentive measures. This measure also serves to help bridge part of the gap left by the same store cash NOI measure, which only includes investments that have been in the portfolio for certain year-over-year reporting periods as discussed on page 42. The weighting for this new measure is 13.3% and 10% for the CEO and NEOs, respectively.

How the Compensation Committee set the 2013 goal:  The Compensation Committee believes the Company should reach more than 100% of its expected underwritten cash NOI projections for the 2012 operating acquisitions, in order to meet target performance. Threshold performance (greater than 90% of expected cash NOI) represents solid performance for these investments (in light of the Company’s high expectations) and high performance (greater than 105% of expected cash NOI) represents excellent performance.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	43

Executive Compensation – CD&A (continued)

General and Administrative Expense/Average Gross Assets.		Weighting
2013 Goal:	Threshold: 56 basis points Target: 51 basis points High: 46 basis points

Why the Company chose this measure:  This is a new measure for 2013. Given the recent infrastructure growth, the Company believes it is appropriate to establish a corporate overhead spending objective. This measures general and administrative spending as a percent of total average gross assets (calculating an average using the beginning of the year and the four-quarter ends). The weighting for this new measure is 6.7% and 5% for the CEO and NEOs, respectively.

How the Compensation Committee set the 2013 goal:  The Compensation Committee reviewed the 2012 general and administrative (“G&A”) spending levels of the ten largest REITs (as measured by enterprise value) and found the average was 51 basis points of average gross assets. As such, the Compensation Committee set target performance at 51 basis points or the average of the ten largest REITs. The Compensation Committee decided to set a symmetrical range of 5 basis points around target performance. As a result, threshold performance was set at 56 basis points and high performance set at 46 basis points.

Credit Ratings.		Weighting
2013 Goal:	Threshold: N/A (Downgrade by one in 2012) Target: maintain all ratings High: one upgrade

Why the Company chose this measure:  This measure refers to the Company’s credit ratings by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, which are critical to the Company’s ability to raise capital in an efficient and affordable manner. For 2013, it eliminated the threshold performance level (based on the conclusion that the NEOs should only receive credit if all ratings are maintained). The weighting for this measure was decreased in 2013 to 6.7% and 5% for the CEO and NEOs, respectively (from 8% and 6% in 2012).

How the Compensation Committee set the 2013 goal:  The Company’s cost of capital is greatly influenced by its credit ratings. The Compensation Committee believes it is appropriate to incentivize management to maintain and increase their credit ratings. As such, target level was set at maintaining all three (Moody’s, S&P and Fitch) ratings. Given the Company’s corporate credit ratings had not been raised since 2007, the Compensation Committee set high performance at receiving one upgrade from any credit agency. In prior years, threshold performance was satisfied if the Company received a downgrade by one agency. In 2013, the Compensation Committee determined that the executives should not receive compensation for this measure if there is a ratings downgrade.

44	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation – CD&A (continued)

Individual Performance.		Weighting
2013 Goal:	Each of the NEOs is evaluated against a set of individual strategic goals.

Why the Company chose this measure:  The Company tailors individual goals to the roles and responsibilities of each NEO, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising and promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evaluate the performance of each executive and the business segments or functions that an executive leads. An important component of this metric is whether the executive achieves business results in a manner that is consistent with corporate strategic plans and objectives.

How the Compensation Committee set the 2013 goals:  The Compensation Committee established individual goals based on the Company’s key strategic objectives for 2013 (and, as applicable, objectives for business segments or functions for which the executive is primarily responsible), as well as personal initiatives for 2013 for each executive that the Compensation Committee deemed were important. The weighting for this measure in 2013 remained the same as in 2012.

Annual Incentive Results

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	45

Executive Compensation – CD&A (continued)

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance, under the annual incentive program, and the actual bonuses for 2013 performance that were approved at the Compensation Committee’s February 6, 2014 meeting. For individual performance results, please refer to pages 38-41.

	2013 Annual Incentive Opportunity			2013 Bonus Earned
	(as a % of Base Salary)			% of Base Salary	Amount
	Threshold	Target	High
Chapman	75%	150%	300%	238%	$2,082,288
Estes	50%	100%	150%	127%	567,009
Brinker	50%	100%	150%	133%	593,707
Herman	50%	100%	150%	127%	567,009
Miller	50%	100%	150%	124%	553,661

Annual Cash Bonus Results as a Percent of Maximum Opportunity

Long-Term Incentive Plan

The Company’s new long-term incentive program incorporates the historical program, which measures three-year total shareholder return on a rolling basis in both absolute and relative terms, with a three-year forward-looking program that examines performance across 10 key financial metrics (as detailed on pages 30 and 50). By covering, in essence, three to six years of performance at any given time, balancing both absolute and relative performance, and examining how the Company performs across multiple criteria spanning total shareholder return (the largest portion of the program), earnings, dividends, and leverage, the Company believes the newly designed program fosters sustained performance and is quite challenging. Under the program, dividends on any unearned shares are not paid until the underlying shares vest, which the Compensation Committee believes is in line with best practices. Taken as a whole, this program emphasizes a pay-for-performance philosophy and promotes enhanced retention of executives.

The annual long-term incentive program measures the three-year total shareholder return performance of the Company. This performance measure has been the cornerstone of the Company’s long-term incentive plan since 2002. The relative performance goals have remained the same since 2002 setting target at the respective index return over the same period, threshold performance at 4.0% below the index returns and high performance at 4.0% above the index returns. This performance range was agreed to in 2002 and has not changed in 12 years.

In 2012, shareholders expressed concerns that if a company outperforms its peers in a down market, executives should not receive maximum payouts. In response, the Company added a three-year absolute total shareholder return metric to its annual long-term incentive plan. The Compensation Committee, even without any feedback from shareholders, in 2013 felt it was appropriate to increase the rigor of this measure at the higher performance levels as shown below.

The relative performance measure has been a part of the compensation program since 2002 and the absolute measure since 2012. Performance goals have never been reduced within the three-year performance period, only adjusted upwards to increase the difficulty to achieve these goals across any period of time.

46	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation – CD&A (continued)

Three-Year Annualized Total Shareholder Return.		Weighting
2013 Goal:	Threshold: +6% Target: +10% High: +14% (+12% in 2012) Extraordinary: +18% (+14% in 2012)

Why the Company chose this measure:  Following discussions with shareholders, this metric was created in response to their concerns that if a company outperforms its peers in a negative total return market, executives should not receive maximum payouts. Total shareholder return is a direct measure of the value created for investors. The Company includes an absolute return measure to reflect the fact that shareholders expect positive returns though all market cycles. This metric allows for some control in compensation if the Company outperforms its peers in a down market. The weighting for this measure remained the same in 2013, as in 2012.

How the Compensation Committee set the 2013 goals:  For this measure, the Compensation Committee, consistent with feedback from shareholders, believes it is appropriate for executives not to be compensated unless HCN’s average annual total shareholder return is 6.0%, which is the same level used in 2012. In addition, similar to 2012, target performance was set at 10.0% average annual total shareholder return. The Compensation Committee proactively increased the high and extraordinary goals of this measure by 2.0% and 4.0%, respectively. As a result, high performance was set at 14% in 2013 and extraordinary performance set at 18%.

Three-Year Annualized Total Shareholder Return vs. NAREIT Health Care Index.		Weighting
2013 Goal:	Threshold: -4.0% below Index Target: Same total return as Index High: +4.0% above Index Extraordinary: +6.0% above Index

Why the Company chose this measure:  Total shareholder return relative to the companies included in the NAREIT Health Care Index, which includes the Company’s primary competitors, allows for a meaningful comparison of the Company’s performance relative to other companies in its industry. The Company has used this index or similar indices since 2002 to measure the Company’s performance. The weighting for this measure in 2013 remained the same as in 2012.

How the Compensation Committee set the 2013 goals:  Since 2002, the Company has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Extraordinary performance has also remained the same since it was introduced, set at 6.0% above target. In 2013, the Compensation Committee did not alter these performance ranges (consistent with prior years).

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	47

Executive Compensation – CD&A (continued)

Three-Year Annualized Total Shareholder Return vs. Morgan Stanley US REIT Index.		Weighting
2013 Goal:	Threshold: -4.0% below Index Target: Same total return as Index High: +4.0% above Index Extraordinary: +6.0% above Index

Why the Company chose this measure:  Total shareholder return relative to all REITs included in the Morgan Stanley US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows the Company to reward executives for performance beyond market driven results. The Company has used this index or similar indices since 2002 to measure the Company’s performance. The weighting for this measure remained the same in 2013.

How the Compensation Committee set the 2013 goals: Since 2002, the Company has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Extraordinary performance has also remained the same since it was introduced, set at 6.0% above target. In 2013, the Compensation Committee did not alter these performance ranges (consistent with prior years).

Individual Performance.		Weighting
2013 Goal:	Each of the NEOs is evaluated against a set of individual strategic goals.

Why the Company chose this measure:  The Company tailors individual goals to the roles and responsibilities of each named executive officer, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising and promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evaluate the performance of each executive and the business segments or functions that an executive leads. An important component of this metric is whether the executive achieves business results in a manner that is consistent with corporate strategic plans and objectives.

How the Compensation Committee set the 2013 goals:  The Compensation Committee established individual goals based on the Company’s key strategic objectives for 2013 (and, as applicable, objectives for business segments or functions for which the executive is primarily responsible), as well as personal initiatives for 2013 for each executive that the Compensation Committee deemed were important. The weighting for this measure in 2013 remained the same as in 2012.

48	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation – CD&A (continued)

Annual Long-Term Incentive Results

*In light of the Company’s negative 2013 total shareholder return, the Compensation Committee reduced the actual performance score as shown by 33%.

Annual Long-Term Incentive Payments

Amounts reflected as “2013 LTI Earned” are not included in the “Summary Compensation Table” because they were granted in restricted shares in 2014. They will be included in the Summary Compensation Table for the proxy statement filed in 2015, which will show equity grants made in 2014. The table below outlines the long-term incentive earnings opportunities for 2013 and the amounts that were approved at the Committee’s February 6, 2014 meeting. For individual performance results, please refer to pages 38-41.

In light of the Company’s 2013 negative total shareholder return, the Compensation Committee used its discretion to reduce the long-term incentive payout for the three-year absolute total shareholder return metric by 33% and the individual performance metric by approximately 20% for each Named Executive Officer, including Mr. Chapman.

	2013 Long-Term Incentive (LTI) Opportunities				Actual Score	Adjusted 2013 LTI Earned
	Threshold	Target	High	Extraordinary	LTI Payout (Prior to Adjustment)	Grant Date Fair Value	Restricted Shares(1)
Chapman	$500,000	$1,650,000	$3,300,000	$4,250,000	$2,131,799	$1,761,001	31,290
Estes	200,000	500,000	750,000	1,000,000	653,000	526,781	9,360
Brinker	200,000	500,000	750,000	1,000,000	683,000	556,778	9,893
Herman	200,000	500,000	750,000	1,000,000	653,000	526,781	9,360
Miller	200,000	500,000	750,000	1,000,000	643,000	516,763	9,182
(1)	Based on a per share grant price of $56.28, the closing price of the Company’s common stock on February 6, 2014, the date of grant.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	49

Executive Compensation – CD&A (continued)

Annual Long-Term Incentive Results as a Percent of Maximum Opportunity

Three-Year Long-Term Incentive Opportunity

The three-year forward looking program is a one-time program covering the three-year period ending 12/31/2015. The Compensation Committee does not intend to initiate any additional forward looking programs until after the conclusion of this program. The components of the three-year program (with percentage weightings) are identified on page 30 and are consistent with the Company’s long-term strategic objectives. In particular, the Company has included an aggregate of ten measures within four categories:

•	Earnings (30%) – it is the Company’s objective to trade at the highest earnings multiple relative to a defined group of its health care peers with performance metrics equally weighted between funds from operations (FFO) and funds available for distribution (FAD) per share.

•	Leverage (30%) – conservative balance sheet management and credit rating objectives are consistent with the Company’s strategic plan. The key components that will be evaluated in this category include net debt to undepreciated book capitalization, net debt to EBITDA, fixed charge coverage and the Company’s secondary unsecured debt spreads.

•	Dividends (30%) – this category relates to the growth and security of the Company’s dividend payment. The Company has identified two measures to evaluate performance, the rate of annual dividend growth and the objective to reduce the Company’s FFO and FAD payout ratios.

•	Other (10%) – the final measure is to maximize the Company’s income generated from private pay sources (non-government reimbursement).

These measures will be evaluated as of December 31, 2015 and any awards granted to the executives under the three-year program will vest as follows: one-third in early 2016, one-third on December 31, 2016 and one-third on December 31, 2017. For each executive, 100% of the award will be based on predefined corporate performance targets. The Compensation Committee has established four achievement levels for each performance measure (threshold, target, high and extraordinary) and awards will be granted based on observed results relative to these measures. For each Named Executive Officer, the annual and aggregate award opportunities for 2013, 2014 and 2015 are as follows:

	2013-2015 Annual 3-year Plan Long-Term Incentive (LTI) Opportunities				2013-2015 Aggregate 3-year Plan Long-Term Incentive (LTI) Opportunities
	Threshold	Target	High	Extraordinary	Threshold	Target	High	Extraordinary
Chapman	$500,000	$1,766,667	$3,633,333	$4,700,000	$1,500,000	$5,300,000	$10,900,000	$14,100,000
Estes	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000
Brinker	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000
Herman	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000
Miller	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000

Compensation Overview for 2013 and 2012 Performance

In order to provide shareholders with a more complete picture of the compensation of the NEOs, the Company is providing additional compensation information not required by the SEC. In contrast to the “Summary Compensation Table” on page 54, which discloses the grant date fair value of equity awards in a given year, the table below discloses the grant date fair value of equity awards granted in January or February of the subsequent year for performance in the previous year. For example, the table below discloses the grant date fair value of equity awards granted on February 6, 2014 as being compensation for the Named Executive Officer in 2013 because these grants are based on the Company’s and the individual’s performance in 2013. See the “2013 LTI Earned” table above and related disclosures for additional information.

50	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation – CD&A (continued)

The table below does not include the same information as the “Summary Compensation Table.” Rather, it is intended to provide supplemental information. The following table and notes should be read in conjunction with the “Summary Compensation Table” and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)		Annual Incentive Cash Award ($)(2)	Long-Term Incentive Award Values ($)(3)(4)		Total Compensation ($)(6)
Chapman	2013	$875,500		$2,082,288	$3,761,001	(5)	$6,718,789
	2012	850,000		2,008,473	5,655,477		8,513,950
Estes	2013	444,960		567,009	528,781		1,540,750
	2012	432,000		579,665	1,488,535		2,500,200
Brinker	2013	444,960		593,707	556,778		1,595,445
	2012	322,000	(1)	592,625	1,616,833		2,531,458
Herman	2013	444,960		567,009	526,781		1,538,750
	2012	432,000		579,665	1,488,535		2,500,200
Miller	2013	444,960		553,661	516,763		1,515,384
	2012	432,000		579,665	1,488,535		2,500,200
(1)	Effective November 1, 2012, Mr. Brinker’s base salary was increased from $300,000 to $432,000. Mr. Brinker’s salary was increased to be commensurate with his role and responsibilities with the Company and to be consistent with the salaries of other non-CEO NEOs. Mr. Brinker received $322,000 in base salary in 2012.

(2)	The amounts reported in this column are the same as the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 54.

(3)	As described above, the amounts reported in this column for each fiscal year reflect the fair value on the grant date of the awards given to the NEOs shortly following the particular year and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted on February 6, 2014 are shown as compensation for 2013; the grant-date fair value of the awards that were granted on February 7, 2013 are shown as compensation for 2012; and the grant-date fair value of the awards that were granted on January 26, 2012 are excluded as they were viewed as compensation for 2011). For a discussion of the assumptions and methodologies used to determine the grant date fair value of the equity awards, please see notes 4 and 5 to the “Summary Compensation Table” on pages 54-55 and note 1 to the “2013 LTI Earned” table on page 49.

(4)	The aggregate value of the equity awards granted to the NEOs with respect to 2013 and 2012 performance was comprised entirely of restricted stock. The closing prices of the Company’s common stock on the applicable grant dates (February 6, 2014 for 2013 performance and February 7, 2013 for 2012 performance) were $56.28 and $61.95, respectively. Amounts for 2013 represent the awards associated with the annual long-term incentive program (with the exception of Mr. Chapman – see note 5 of this table) and do not include any payments associated with the 2013-2015 long-term incentive program, which represents 50% of each executive’s long-term incentive opportunity for each of 2013, 2014 and 2015.

(5)	Includes the grant of $2 million in special performance shares to Mr. Chapman that vested on January 31, 2014 upon satisfaction of the performance conditions. Such grant was included in the 2013 performance year because vesting was based on performance by Mr. Chapman and the Company in 2013. Please see page 35 for more information regarding Mr. Chapman’s special performance awards.

(6)	The amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” are excluded from the table above and are not reflected in the “Total Compensation” column.

Benefits and Perquisites

This summarizes various benefits and perquisites received by the NEOs.

NEOs participate in the same benefit programs as all other Company employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/gym membership fees and participation in the Company’s tax-qualified retirement plan and trust (the “401(k) Plan”). In addition, Mr. Chapman received certain perquisites in 2013, including:

•	Membership dues for three dining/country clubs—these memberships are frequently used by the CEO for business purposes.

•	Term life, long-term care and supplemental long-term disability insurance policies—these policies provide financial security to the CEO’s survivor or the CEO and his family (as applicable) in the event of the CEO’s death, need for long-term care or long-term disability (as applicable).

•	Supplemental Executive Retirement Plan (“SERP”)—the SERP provides long-term financial security and retirement savings for Mr. Chapman (see “2013 Pension Benefits Table” on page 59 for additional information).

•	Spousal travel expenses—the spouses of executives, including Mr. Chapman’s spouse, are invited to attend certain of the Company’s business events.

•	Legal expenses—these expenses were incurred by Mr. Chapman in connection with the negotiation of his new employment agreement.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	51

Executive Compensation – CD&A (continued)

In 2013, Mr. Chapman, Mr. Estes, Mr. Brinker and Mr. Miller received spousal travel expenses.

The Compensation Committee reviews the Company’s policies with respect to perquisites on a regular basis. The NEOs are entitled to receive these perquisites in 2014. See note 7 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by the Company in 2013.

Supplemental Executive Retirement Plan

The SERP is a non-qualified defined benefit pension plan adopted by the Compensation Committee on January 1, 2001. During 2013, Mr. Chapman was the only participant in the SERP. The SERP benefit is designed to provide a benefit payable at retirement at age 65 or older equal to 35% of the participant’s average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan. The SERP benefit accrues over the career of the participant. If the participant retired before his 65th birthday, the benefit would have been subject to a reduction for proration of length of participation and a further reduction based upon the number of months the participant’s retirement occurred prior to his or her 65th birthday. Since Mr. Chapman remains employed beyond age 65, a reduction in the monthly benefit delivered per the terms of his elected optional form is possible due to the decreased mortality expectation and the growth of his qualified plan offset. Therefore, during 2013, the SERP was amended to provide a supplemental benefit equal to one half of one percent (.5%) of Mr. Chapman’s average compensation, multiplied by years of participation, including fractional years, completed subsequent to his attainment of age 65. “Average compensation” is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement. The actuarial equivalent of the benefit provided by the Company’s 401(k) Plan represents the value of Company contributions to the participant’s plan accounts expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

Ownership Guidelines

Executive officers are required to own shares of the Company’s common stock with a fair market value of at least three times their base salary (five times for the Chief Executive Officer). Non-employee directors are required to own shares of the Company’s common stock with a fair market value of at least four times the annual cash fees. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements, but unexercised stock options do not. Executive officers have five years from their date of hire to achieve the required ownership level and non-employee directors have five years from their date of appointment or February 7, 2013, whichever is later, to achieve the required ownership level. As of December 31, 2013, each of the NEOs and the non-employee directors were in compliance with these ownership requirements.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, Section 162(m) places a limit on the amount of compensation that may be deducted annually by the Company with respect to certain Executive Officers. The Compensation Committee will strive to provide Executive Officers with attractive, well-designed compensation packages that will generally preserve the deductibility of such payments for the Company. Certain types of compensation payments and their deductibility depend upon the timing of an Executive Officer’s vesting or exercise of previously granted rights. Moreover, interpretations of any changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. Because the Company operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent the Company distributes at least 90% of its REIT taxable income, the possible loss of this deduction would not be expected to have material adverse consequences for the Company. If deductibility becomes an issue, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to Executive Officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to make incentive-based awards not exempt from these limits where such awards are appropriate.

52	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement. Mr. DeRosa and Mr. Grua were appointed to the Compensation Committee effective March 1, 2014, so they did not take part in such reviews and discussions.

Submitted by the Compensation Committee

Jeffrey H. Donahue, Compensation Committee Chair

William C. Ballard, Jr., Compensation Committee Member

Sharon M. Oster, Compensation Committee Member

Judith C. Pelham, Compensation Committee Member

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	53

Executive Compensation (continued)

Summary Compensation Table

The table below presents the total compensation awarded to, earned by, or paid to the NEOs.

Name and Principal Position	Year	Salary ($)		Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)(8)
George L. Chapman	2013	$875,500		$0	$15,755,477	$0	$2,082,288	$921,076	$209,431	$19,843,772
Chairman, Chief	2012	850,000		0	6,908,690	969,547	2,008,473	1,399,090	185,789	12,321,589
Executive Officer and President	2011	700,000		0	3,646,875	765,610	2,100,000	17,103	170,588	7,400,176
Scott A. Estes	2013	444,960		0	3,363,535	0	567,009	0	22,858	4,398,362
Executive Vice	2012	432,000		0	1,810,080	270,029	579,665	0	17,472	3,109,246
President and Chief Financial Officer	2011	400,000		0	761,103	187,027	600,000	0	12,250	1,960,380
Scott M. Brinker	2013	444,960		0	3,491,833	0	593,707	0	14,618	4,545,118
Executive Vice	2012	322,000	(2)	0	1,000,007	200,002	592,625	0	66,260	2,180,894
President-Investments(1)
Charles J. Herman, Jr.	2013	444,960		0	3,363,535	0	567,009	0	22,573	4,398,077
Executive Vice	2012	432,000		0	1,910,121	270,029	579,665	0	17,305	3,209,120
President and Chief Investment Officer	2011	400,000		0	825,170	191,722	600,000	0	12,250	2,029,142
Jeffrey H. Miller	2013	444,960		0	3,363,535	0	553,661	0	22,589	4,384,745
Executive Vice	2012	432,000		0	1,803,372	267,784	579,665	0	17,632	3,100,453
President-Operations and General Counsel	2011	400,000		0	775,165	191,722	594,000	0	12,250	1,973,137

(1)	No compensation information is provided for the year in which Mr. Brinker was not a Named Executive Officer.

(2)	Effective November 1, 2012, Mr. Brinker’s base salary was increased from $300,000 to $432,000.

(3)	The annual cash incentive awards are included in “Non-Equity Incentive Plan Compensation” because the performance goals were established and communicated at the beginning of the year.

(4)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of possible forfeitures (in accordance with SEC rules) for awards subject to time-based vesting and awards subject to performance conditions).

The amounts for 2013 represent the following:

For Mr. Chapman:

•	$5,655,477 of restricted stock awards granted in early 2013 for 2012 performance

•	$8,100,000 of awards for the aggregate 2013-2015 long term incentive program (see below and pages 30 and 50 for additional information regarding this program)

•	$2,000,000 of performance shares that were granted in early 2013 as part of his previous employment agreement (see page 35 for more information regarding these performance awards)

For all other Named Executive Officers:

•	$1,488,535 ($1,616,833 for Mr. Brinker) of restricted stock awards granted in early 2013 for 2012 performance

•	$1,875,000 of awards for the aggregate 2013-2015 long term incentive program (see below and pages 30 and 50 for additional information regarding this program)

For the 2013-2015 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $8,100,000 for Mr. Chapman and $1,875,000 for the other Named Executive Officers. The maximum value of the awards under the 2013-2015 program (assuming that the highest level of performance is achieved) are $14,100,000 for Mr. Chapman and $3,000,000 for the other Named Executive Officers. As described on pages 30 and 50 in “Compensation Discussion and Analysis,” the 2013-2015 program represents 50% of the long-term earnings opportunity for the Named Executive Officers for each of the years 2013, 2014 and 2015. The grant-date fair value and maximum value each represent the aggregate amounts that the Named Executive Officers could receive for corporate performance from 2013 to 2015. For the $2,000,000 performance share award that was granted to Mr. Chapman as part of his previous employment agreement in 2013, the value is based on the probable outcome of the performance conditions as of the grant date for the award, which was $2,000,000. See page 35 of the “Compensation Discussion and Analysis” section for additional information regarding the performance share award associated with Mr. Chapman’s previous employment agreement. For restricted stock grants (and deferred stock unit grants in 2012 only) to the Named Executive Officers, the values are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $61.95, $57.33 and $49.17 for grants on February 7, 2013, January 26, 2012 and January 27, 2011, respectively. For the extension awards granted to Mr. Chapman in 2012 and 2011, the values are based on the share prices on the respective dates of grant, which were $57.21 and $49.08 for grants on January 31, 2012 and January 31, 2011.

54	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance FASB ASC Topic 718 for stock option grants to the NEOs. The Black-Scholes option valuation methodology was used based on estimates as of the grant date. In using such methodology, the following assumptions were used:

Grant Date	Exercise Price (Share Price at Grant Date)	Expected Term (Years)	Estimated Volatility	Dividend Yield	Risk-Free Rate
1/26/2012	$57.33	7	35.15%	5.16%	1.48%
1/27/2011	49.17	7	34.80%	5.74%	2.87%

(6)	Amount represents the change in the present value of the SERP benefit, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan.

(7)	“All Other Compensation” includes the following:

Name	Company Contribution to 401(k) Plan	Term Life Insurance Premiums(a)	Long-Term Care Insurance Premiums(a)	Supplemental Long-Term Disability Premiums(a)	Club Membership Dues(a)	Value of DER Payments on Performance Shares(b)	Spousal Travel Expenses(a)	Legal Expenses(a)	Total
Chapman	$12,750	$44,705	$10,556	$84,716	$37,841	$13,752	$2,611	$2,500	$209,431
Estes	12,750	0	0	0	0	7,858	2,250	0	22,858
Brinker	12,750	0	0	0	0	0	1,868	0	14,618
Herman	12,750	0	0	0	0	9,823	0	0	22,573
Miller	12,750	0	0	0	0	7,858	1,981	0	22,589
(a)	See “Compensation Discussion and Analysis—Benefits and Perquisites” for additional information regarding the term life, long-term care and supplemental long-term disability insurance premiums, club membership dues and legal expenses paid by the Company on behalf of Mr. Chapman and the spousal travel expenses paid by the Company.

(b)	Represents dividend equivalent rights (“DER”) payments on certain performance awards that were paid on January 31, 2013 upon vesting of the underlying performance awards (rather than currently). The value of such DER payments was not included in the grant date fair value of the performance awards. See note 6 to the “2013 Outstanding Equity Awards at Fiscal Year-End Table” for additional information regarding these performance shares.

(8)	As explained in note 4 above, the Total Compensation amounts for 2013 include (i) $2,000,000 of performance shares that were granted in 2013 to Mr. Chapman under his previous employment agreement and (ii) $8,100,000 for Mr. Chapman and $1,875,000 for the other Named Executive Officers for aggregate awards they might receive under the 2013-2015 long-term incentive plan.

2013 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the NEOs under the Company’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards				Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Maximum (#)
George L. Chapman	—	(1)	$656,625	$1,313,250	$2,626,500
	2/4/13	(2)					32,160				$2,000,000
	2/7/13	(3)				$1,500,000	$5,300,000	$10,900,000	$14,100,000		8,100,000
	2/7/13	(4)								91,291	5,655,477
Scott A. Estes	—	(1)	222,480	444,960	667,440
	2/7/13	(3)				$600,000	$1,500,000	$2,250,000	$3,000,000		1,875,000
	2/7/13	(4)								24,028	1,488,535
Scott M. Brinker	—	(1)	222,480	444,960	667,400
	2/7/13	(3)				$600,000	$1,500,000	$2,250,000	$3,000,000		1,875,000
	2/7/13	(4)								26,099	1,616,833
Charles J. Herman, Jr.	—	(1)	222,480	444,960	667,400
	2/7/13	(3)				$600,000	$1,500,000	$2,250,000	$3,000,000		1,875,000
	2/7/13	(4)								24,028	1,488,535
Jeffrey H. Miller	—	(1)	222,480	444,960	667,400
	2/7/13	(3)				$600,000	$1,500,000	$2,250,000	$3,000,000		1,875,000
	2/7/13	(4)								24,028	1,488,535

(1)	Represents annual incentive program earnings opportunity for 2013. The actual amount earned by each of the NEOs under the annual incentive program in 2013 was paid in 2014 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	$2,000,000 performance share award that was granted to Mr. Chapman as part of his previous employment agreement. See page 35 of the “Compensation Discussion and Analysis” section for additional information regarding the performance share award associated with Mr. Chapman’s previous employment agreement.

(3)	Represents long-term incentive earnings opportunity under the 2013-2015 program. The performance measures under this program will be evaluated as of December 31, 2015 and any awards granted to the Named Executive Officers will vest as follows: one-third in early 2016, one-third on December 31, 2016 and one-third on December 31, 2017 (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See pages 30 and 50 for additional information regarding the 2013-2015 program.

(4)	Shares of restricted stock were granted on February 7, 2013 for performance in 2012. The restrictions on restricted stock lapse ratably over five years on the first five anniversaries of the date of grant. The grant date fair value is based on a per share grant price of $61.95, the closing price of the Company’s common stock on February 7, 2013, the date of the grant.

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see note 4 to the Summary Compensation Table.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	55

Executive Compensation (continued)

Employment Agreements

The Company has employment agreements with each of the NEOs.

EMPLOYMENT AGREEMENT WITH GEORGE L. CHAPMAN

The Company has entered into an employment agreement with George L. Chapman, Chairman, Chief Executive Officer and President of the Company that expires on January 31, 2015, and provides for two optional one-year renewals, but in no event beyond January 31, 2017. Either the Company or Mr. Chapman may elect not to renew. Mr. Chapman receives a base salary that is reviewed and adjusted each year by the Compensation Committee and he is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. The Company also provides Mr. Chapman with reimbursement for the cost of an annual physical examination.

For a description of the provisions of the agreement regarding compensation and benefits payable to Mr. Chapman upon his termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on page 60.

EMPLOYMENT AGREEMENTS WITH SCOTT A. ESTES, CHARLES J. HERMAN, JR. AND JEFFREY H. MILLER

The Company has entered into employment agreements with each of Scott A. Estes, Executive Vice President and Chief Financial Officer of the Company; Charles J. Herman, Jr., Executive Vice President and Chief Investment Officer of the Company; and Jeffrey H. Miller, Executive Vice President-Operations and General Counsel of the Company, that expire on January 31, 2015, and provide for optional successive two-year renewal terms. Each of these NEOs receives a base salary that is reviewed and adjusted each year by the Compensation Committee and is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. For a description of the provisions of the agreements regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on page 60.

EMPLOYMENT AGREEMENT WITH SCOTT M. BRINKER

The Company has entered into an employment agreement with Scott M. Brinker, Executive Vice President-Investments of the Company that expires on January 31, 2015, and provides for optional successive two-year renewal terms. Mr. Brinker receives a base salary that is reviewed and adjusted each year by the Compensation Committee and is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. For a description of the provisions of the agreements regarding compensation and benefits payable to Mr. Brinker upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on page 60.

56	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

2013 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the NEOs under the Company’s long-term incentive plans.

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
George L. Chapman	1/26/12	17,454	69,814	$57.33	1/26/22	(2)
	1/27/11	31,901	47,850	49.17	1/27/21	(2)
	1/28/10	0	38,180	43.29	1/28/20	(2)
	1/29/09	0	19,784	37.00	1/29/19	(2)
	2/7/13						91,291	$4,890,459	(3)
	1/26/12						40,588	2,174,299	(3)		`
	1/27/11						28,026	1,501,353	(3)
	1/28/10						20,691	1,108,417	(3)
	1/29/09						7,806	418,167	(3)
	1/26/12						39,246	2,102,408	(4)
	2/4/13									32,160	$1,722,811(5)
	2/7/13									98,936	5,300,000(6)
	1/27/11									2,373	127,122(7)
Scott A. Estes	1/26/12	4,861	19,444	57.33	1/26/22	(2)
	1/27/11	7,794	11,688	49.17	1/27/21	(2)
	1/28/10	14,266	9,510	43.29	1/28/20	(2)
	1/29/09	27,051	6,762	37.00	1/29/19	(2)
	1/21/08	7,172	0	40.83	1/21/18	(2)
	2/7/13						24,028	$1,287,180	(3)
	1/26/12						11,304	605,555	(3)
	1/27/11						6,846	366,740	(3)
	1/28/10						5,154	276,100	(3)
	1/29/09						2,401	128,622	(3)
	1/26/12						13,082	700,803	(4)
	2/7/13									28,001	1,500,000(6)
	1/27/11									1,356	72,641(7)
Scott M. Brinker	1/26/12	3,601	14,401	57.33	1/26/22	(2)
	1/27/11	2,084	3,124	49.17	1/27/21	(2)
	1/28/10	2,398	1,598	43.29	1/28/20	(2)
	1/29/09	2,854	1,427	37.00	1/29/19	(2)
	1/21/08	4,156	0	40.83	1/21/18	(2)
	1/21/08	169	0	40.83	1/21/18	(1)
	1/22/07	1,798	0	45.73	1/22/17	(2)
	2/7/13						26,099	$1,398,123	(3)
	1/26/12						8,372	448,488	(3)
	1/27/11						1,830	98,033	(3)
	1/28/10						866	46,392	(3)
	1/29/09						506	27,106	(3)
	1/26/12						5,232	280,278	(4)
	2/7/13									28,001	1,500,000(6)

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	57

Executive Compensation (continued)

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Charles J. Herman, Jr.	1/26/12	4,861	19,444	$57.33	1/26/22	(2)
	1/27/11	0	11,982	49.17	1/27/21	(2)
	1/28/10	0	9,510	43.29	1/28/20	(2)
	1/29/09	0	7,886	37.00	1/29/19	(2)
	1/21/08	858	0	40.83	1/21/18	(1)
	1/21/08	1,591	0	40.83	1/21/18	(2)
	2/7/13						24,028	$1,287,180	(3)
	1/26/12						11,304	605,555	(3)
	1/27/11						7,017	375,901	(3)
	1/28/10						5,154	276,100	(3)
	1/29/09						2,800	149,996	(3)
	1/26/12						14,391	770,926	(4)
	2/7/13									28,001	$1,500,00(6)
	1/27/11									1,695	90,801(7)
Jeffrey H. Miller	1/26/12	4,821	19,282	57.33	1/26/22	(2)
	1/27/11	7,989	11,982	49.17	1/27/21	(2)
	1/28/10	0	9,510	43.29	1/28/20	(2)
	1/29/09	0	6,762	37.00	1/29/19	(2)
	1/22/07	5,087	0	45.73	1/22/17	(2)
	1/22/07	206	0	45.73	1/22/17	(1)
	2/7/13						24,028	$1,287,180	(3)
	1/26/12						11,210	600,520	(3)
	1/27/11						7,017	375,901	(3)
	1/28/10						5,154	276,100	(3)
	1/29/09						2,401	128,622	(3)
	1/26/12						13,082	700,803	(4)
	2/7/13									28,001	1,500,00(6)
	1/27/11									1,356	72,641(7)

(1)	Represents options with DERs. Options with DERs entitle the optionholder to receive a cash payment equal to the dividend paid on a share of the Company’s common stock for a fixed term, regardless of whether the underlying stock option is exercised. Cash payments attributable to DERs will accrue and be paid out only when the corresponding option has vested. These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(2)	Represents options without DERs. These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(3)	Based on a share price of $53.57, the closing price of the Company’s common stock on December 31, 2013, the last trading day of 2013. The restrictions on restricted stock lapse ratably over five years on the first five anniversaries of the date of grant.

(4)	Based on a share price of $53.57, the closing price of the Company’s common stock on December 31, 2013, the last trading day of 2013. On January 31, 2012, one-fourth of the deferred stock units vested. The remaining deferred stock units vest in three equal annual installments in each of 2015, 2016 and 2017.

(5)	Based on a share price of $53.57, the closing price of the Company’s common stock on December 31, 2013, the last trading day of 2013. These performance shares vest only if the per share dividends paid on shares of the Company’s common stock in 2013 are greater than those paid in 2012 and Mr. Chapman remains employed by the Company through December 31, 2013. On February 6, 2014, the Compensation Committee determined that these performance hurdles were met, so the performance shares vested. See page 35 for additional information regarding Mr. Chapman’s performance shares.

(6)	Based on a share price of $53.57, the closing price of the Company’s common stock on December 31, 2013, the last trading day of 2013. The number and market or payout value of the awards under the 2013-2015 program is based on target performance because corporate performance in the first year of the three-year performance period exceeded threshold performance. See pages 30 and 50 for additional information regarding the 2013-2015 program.

(7)	Based on a share price of $53.57, the closing price of the Company’s common stock on December 31, 2013, the last trading day of 2013. These performance shares vest in three equal annual installments only if certain performance hurdles are achieved in each of 2011, 2012, and 2013. Each year, the performance shares vest only if the Company has achieved at least 75% of the aggregate budgeted net operating income or rent for that year with respect to all investments that closed in 2010 and had an initial investment amount of at least $25 million. On January 26, 2012, January 22, 2013 and February 6, 2014, the Compensation Committee determined that the Company met the performance hurdle in 2011, 2012 and 2013, respectively, so one-third of the performance shares vested on January 31, 2012, one-third of the performance shares vested on January 31, 2013 and one-third of the performance shares vested on January 31, 2014.

58	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

2013 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2013 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
George L. Chapman	50,011	$1,382,142	46,722	$2,890,331
Scott A. Estes	17,890	453,938	13,118	812,220
Scott M. Brinker	900	17,001	4,103	253,606
Charles J. Herman, Jr.	19,264	453,893	14,570	902,318
Jeffrey H. Miller	18,680	471,868	13,153	814,384

2013 Pension Benefits Table

The table below provides information regarding the SERP adopted by the Compensation Committee of the Board of Directors effective January 1, 2001. The SERP is a non-qualified defined benefit pension plan that provides certain executives selected by the Compensation Committee with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under the Company’s 401(k) Plan because of the restrictions imposed by ERISA and the Code. During 2013, George L. Chapman was the only participant in the SERP.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George L. Chapman	SERP	13	$6,033,204	$ 0
(1)	Represents the number of years of employment after January 1, 2001.

The SERP benefit is designed to provide a benefit payable at retirement at age 65 or older equal to 35% of the participant’s average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan. The SERP benefit accrues over the career of the participant. Since Mr. Chapman remains employed beyond age 65, a reduction in the monthly benefit delivered per the terms of his elected optional form is possible due to the decreased mortality expectation and the growth of his qualified plan offset. Therefore, during 2013, the SERP was amended to provide a supplemental benefit equal to one half of one percent (.5%) of Mr. Chapman’s average compensation multiplied by completed years of participation, including fractional years, earned subsequent to his attainment of age 65. Average compensation is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement.

The actuarial equivalent of the benefit provided by the Company’s 401(k) Plan represents the value of Company contributions to the participant’s plan accounts expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

The SERP is unfunded and all benefits will be paid from the general assets of the Company. Eligibility is limited to a select group of management or highly compensated employees whose qualified plan benefits are limited by ERISA and the Code. See “Executive Compensation–Compensation Discussion and Analysis–Supplemental Executive Retirement Plan” above for additional information regarding the SERP.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	59

Executive Compensation (continued)

Potential Payments Upon Termination or Change in Corporate Control

GEORGE L. CHAPMAN

Severance Payments and Benefits. If Mr. Chapman terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without cause by the Company, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months (the “Severance Period”). If Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company during the 12 months following a “change in corporate control” (as defined in his employment agreement) and during the term of his employment agreement, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Chapman for the three fiscal years immediately preceding the termination or change in corporate control. Mr. Chapman also would be entitled to receive a prorated portion of the target annual bonus that he would have earned if he had remained employed for the entire year and continued benefits under any life, health and disability insurance programs maintained by the Company for the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums, or until the date he obtains comparable coverage from a new employer. If Mr. Chapman terminates his employment for good reason or is terminated without cause (but not following a change in corporate control) and he obtains a replacement position with a new employer, Mr. Chapman would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Chapman in connection with a change in corporate control would be called a “golden parachute” subject to excise tax, the amount of such payment may be reduced to maximize the benefits received by Mr. Chapman on an after- tax basis.

In the event of Mr. Chapman’s death or his involuntary termination following a Board determination that he is disabled, Mr. Chapman or his beneficiary (as applicable) would receive a prorated portion of the annual bonus that Mr. Chapman would have earned if he had remained employed for the entire year.

If Mr. Chapman voluntarily terminates his employment or is terminated for cause, Mr. Chapman would receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. Chapman’s stock option, restricted stock and deferred stock unit awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company (whether or not following a change in corporate control), upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company or upon his death or disability. Additionally, Mr. Chapman’s restricted stock and deferred stock unit awards would become vested in the event that Mr. Chapman retires.

The performance awards granted to Mr. Chapman under the 2013-2015 program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Chapman would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Chapman under this program would become vested.

Non-Competition and Non-Solicitation. In the event of a termination of employment of Mr. Chapman for any reason (other than termination upon expiration of the term), Mr. Chapman would be subject to a one-year non-competition agreement. In addition, upon the termination of his employment agreement for any reason, Mr. Chapman would be subject to a non-solicitation agreement for a period of one year from the time his employment agreement ceases, or if later, during any period in which he is receiving any severance or change in corporate control payments.

SCOTT A. ESTES

Severance Payments and Benefits. If Mr. Estes is terminated without cause, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater (the “Severance Period”). If Mr. Estes resigns or is terminated without cause during the 12 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the termination or change in corporate control or a minimum bonus equal to 35% of his

60	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

annual base salary. Mr. Estes also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Estes is terminated without cause and he obtains a replacement position with a new employer, Mr. Estes would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Estes in connection with a change in corporate control would be a golden parachute subject to excise tax, the Company would be obligated to make an additional payment to him to cover such excise tax.

In the event of Mr. Estes’ death, his beneficiary would receive a lump sum payment equal to the present value of a series of monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of death or a minimum bonus equal to 35% of his annual base salary. In addition, the death benefits payable under any retirement, deferred compensation, life insurance or other employee benefit maintained by the Company will be paid to the beneficiary designated by Mr. Estes.

In the event of Mr. Estes’ involuntary termination following a Board determination that he is disabled, Mr. Estes would receive monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of disability or a minimum bonus equal to 35% of his annual base salary. These payments would terminate if Mr. Estes returns to active employment, either with the Company or otherwise. In addition, these payments would be reduced by any amounts paid to Mr. Estes under any long-term disability plan or other disability program or insurance policies maintained by the Company.

If Mr. Estes voluntarily terminates his employment or is terminated for cause, Mr. Estes only would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. Estes’ stock option, restricted stock and deferred stock unit awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event Mr. Estes is terminated without cause by the Company, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement after the age of 65.

The performance awards granted to Mr. Estes under the 2013-2015 program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. Estes terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Estes would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Estes under this program would become vested.

Non-Competition and Non-Solicitation. In the event of a voluntary termination by Mr. Estes, the election by Mr. Estes not to extend the term of his employment agreement or a termination for cause by the Company, Mr. Estes would be subject to a one-year non-competition agreement. In addition, upon the termination of his employment agreement for any reason, Mr. Estes would be subject to a non-solicitation agreement for a period of one year from the time his employment agreement ceases, or if later, during the Severance Period (in the event of an involuntary termination by the Company) or for a period of 24 months after an involuntary termination or voluntary resignation following a change in corporate control.

SCOTT M. BRINKER

Severance Payments and Benefits. If Mr. Brinker terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without cause by the Company, he would receive a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years immediately preceding the termination date. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. Mr. Brinker also would be entitled to receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	61

Executive Compensation (continued)

benefits under the Company’s deferred compensation, incentive and other benefit plans.

In the event of Mr. Brinker’s voluntary termination, termination for cause, termination as a result of the expiration of the term of his employment agreement, death or involuntary termination following a Board determination that he is disabled, Mr. Brinker or his beneficiary (as applicable) would receive his accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

If Mr. Brinker terminates his employment for good reason or is terminated without cause during the 24 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years ending prior to the change in corporate control. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If it is determined that any payment by the Company to Mr. Brinker in connection with a change in corporate control would be a golden parachute subject to excise tax, and if reducing the amount of the payments would result in greater benefits to Mr. Brinker, the payments will be reduced by the amount necessary to maximize the benefits received by Mr. Brinker, determined on an after-tax basis. Mr. Brinker also would be entitled to receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. Brinker’s stock option, restricted stock and deferred stock unit awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. Brinker terminates his employment for good reason or is terminated without cause by the Company, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement after the age of 65.

The performance awards granted to Mr. Brinker under the 2013-2015 program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. Brinker terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Brinker would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Brinker under this program would become vested.

Non-Competition and Non-Solicitation. Upon the termination of his employment agreement for any reason (other than the expiration of the term of his employment agreement as a result of the Company’s election not to renew such agreement), Mr. Brinker will be subject to (1) a one-year non-competition agreement, and (2) a non-solicitation agreement for a period of one year from the later of the time his employment agreement ceases or when monthly severance payments under such agreement cease.

CHARLES J. HERMAN, JR. AND JEFFREY H. MILLER

The Company’s employment and award agreements with Mr. Herman and Mr. Miller are identical to the Company’s employment and award agreements with Mr. Estes, except that, in the case of Mr. Herman and Mr. Miller, the minimum bonus that may be used to calculate severance payments owed in the event of a change in corporate control, or upon death, disability or termination without cause is equal to 30% of annual base salary, rather than 35%.

62	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event of their termination. The amounts assume that such termination was effective as of December 31, 2013. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from the Company.

Name/ Type of Termination	Cash Severance(2)	Continued Benefits(3)	Accelerated Vesting of Unvested Equity Compensation(4)	Excise Tax Gross-Up(5)	Total
George L. Chapman
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	0	162,170	16,779,127	0	16,941,297
Retirement	0	0	15,811,839	0	15,811,839
Involuntary Termination without Cause or Resignation for Good Reason	5,476,550	162,170	16,779,127	0	22,417,847
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	8,211,952	162,170	20,312,460	0	28,686,582
Non-Renewal of the Employment Agreement by the Company(1)	0	0	16,779,127	0	16,779,127
Scott A. Estes
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	1,131,578	0	4,198,932	0	5,330,510
Involuntary Termination without Cause or Resignation for Good Reason	1,131,578	25,347	4,198,932	0	5,355,857
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,088,397	25,347	5,198,932	1,037,134	8,349,810
Non-Renewal of the Employment Agreement by the Company(1)	0	0	4,198,932	0	4,198,932
Scott M. Brinker
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	0	0	2,778,864	0	2,778,864
Involuntary Termination without Cause or Resignation for Good Reason	943,155	24,451	2,778,864	0	3,746,470
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,740,650	24,451	3,778,864	0	5,543,965
Non-Renewal of the Employment Agreement by the Company(1)	0	0	2,778,864	0	2,778,864
Charles J. Herman, Jr.
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	1,131,578	0	4,337,684	0	5,469,262
Involuntary Termination without Cause or Resignation for Good Reason	1,131,578	25,137	4,337,684	0	5,494,399
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,088,397	25,137	5,337,684	965,589	8,416,807
Non-Renewal of the Employment Agreement by the Company(1)	0	0	4,337,684	0	4,337,684
Jeffrey H. Miller
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	1,125,081	0	4,204,401	0	5,329,482
Involuntary Termination without Cause or Resignation for Good Reason	1,125,081	25,347	4,204,401	0	5,354,829
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,076,406	25,347	5,204,401	1,025,711	8,331,865
Non-Renewal of the Employment Agreement by the Company(1)	0	0	4,204,401	0	4,204,401

(1)	The employment agreements of Mr. Chapman, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller do not expire until January 31, 2015. For purposes of this table, the amounts of compensation included in this row assume that the applicable employment agreement was terminated as of December 31, 2013 upon a non-renewal of such employment agreement by the Company.

(2)	Cash Severance

Under the employment agreements for Mr. Chapman, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, as of December 31, 2013, these executives would be entitled to a lump sum severance payment equal to the present value of a series of monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate, or in the case of Mr. Brinker upon an involuntary termination without cause or a resignation for good reason, a series of monthly severance payments (rather than a lump sum). For Mr. Chapman, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average annual bonus paid during the last three years. For Mr. Estes, Mr. Herman and Mr. Miller, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. The annual bonuses paid during the last year have been in excess of the minimums specified in the agreement; thus the annual bonuses are used to calculate potential severance. For Mr. Brinker, the monthly payment is equal to 1/12 of the sum of his base salary plus the average annual bonus paid during the last three years.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	63

Executive Compensation (continued)

For Mr. Chapman, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, the number of monthly payments varies depending on the termination scenario:

•	If the termination is for cause by the Company or without good reason by the executive, no severance would be paid.

•	For Mr. Chapman, upon the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, the calculation will be based on monthly payments for 24 months. For Mr. Chapman, the figures in the above table assume that monthly severance payments will be made for 24 months. For Mr. Brinker, upon the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, and for Mr. Estes, Mr. Herman and Mr. Miller, upon the death of the executive or the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, the calculation will be based on the number of months remaining in the term of the agreement, but not less than 12 months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller. As of December 31, 2013, the remaining terms of the agreements of Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller were 13 months. Therefore, the figures in the above table assume the lump sum (or in the case of Mr. Brinker, the series of monthly payments) will be based on monthly payments for 13 months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller.

•	For Mr. Chapman, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 12 months of a change in corporate control, the lump sum will be based on monthly payments for 36 months. For Mr. Estes, Mr. Herman and Mr. Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months. For Mr. Brinker, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months.

The amounts reflected in the table above represent the discounted present value of the monthly payments assuming a 0.07% annual discount rate (the 90-day treasury rate as of December 31, 2013, the assumed date of termination).

Upon a termination by the Company following a Board determination that the executive is disabled, as of December 31, 2013, Mr. Estes, Mr. Herman and Mr. Miller would be entitled to cash severance payable in a series of monthly severance payments. For Mr. Estes, Mr. Herman and Mr. Miller, each monthly payment is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. Payments would be made for each month during the remaining term of the agreement, but not for less than 12 months for Mr. Estes, Mr. Herman and Mr. Miller. Based on the remaining terms of their agreements, the figures in the above table assume payments would be provided for 13 months for Mr. Estes, Mr. Herman and Mr. Miller.

(3)	Continued Benefits

Under the employment Agreement for Mr. Chapman, as of December 31, 2013, Mr. Chapman would be entitled to continued coverage at the Company’s expense under life, health and disability insurance programs in which he participated at the time of involuntary termination without cause by the Company, voluntary termination by him for good reason or termination by the Company following a Board determination that he is disabled, for the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums. Mr. Chapman’s dependents would be entitled to continued coverage at the Company’s expense under any health insurance programs maintained by the Company in which Mr. Chapman’s dependents participate at the time of his death for the period during which such dependents would be entitled to continuation coverage under Section 4980B of the Code, if they elected such coverage and paid the applicable premiums. The monthly cost of such benefits is estimated to be the current 2014 monthly costs. The same benefits would apply for Mr. Chapman, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 12 months of a change in corporate control.

Under the employment agreements for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, as of December 31, 2013, these executives would be entitled to continued coverage at the Company’s expense under life, health and disability insurance programs in which the executive participated at the time of involuntary termination without cause by the Company or voluntary termination by the executive for good reason, for the remaining term of the agreement, but not less than six months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller and for each executive not more than the period during which the executive would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums. As of December 31, 2013, the remaining terms of the agreements of Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller were 13 months. Therefore, the figures in the above table assume continued benefits would be provided for 13 months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller. The monthly cost of such benefits is estimated to be the current 2014 monthly costs. The same benefits would apply for Mr. Brinker, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, and for Mr. Estes, Mr. Herman and Mr. Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control.

(4)	Accelerated Vesting of Unvested Equity Compensation

Under the employment agreements for Mr. Chapman, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, as of December 31, 2013, upon involuntary termination without cause by the Company, voluntary termination for good reason by the executive or the death of the executive, all unvested stock and option awards would become fully vested. The numbers in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2013 (the assumed termination date) where vesting would be accelerated upon termination under these scenarios. For performance awards granted under the 2013-2015 program, in the event that Mr. Chapman, Mr. Estes, Mr. Brinker, Mr. Herman or Mr. Miller terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. As of December 31, 2013, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2013 and the Compensation Committee determined that an award was earned, Mr. Chapman, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control (without any proration, so each executive would receive the full amount of any award that the Compensation Committee determined was earned). The calculations included in this table for the performance awards are based on target achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than the Company’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control). The assumed share price upon each termination scenario is $53.57, which was the closing price as of December 31, 2013, the last trading day of the year.

64	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Executive Compensation (continued)

(5)	Excise Tax Gross-Up

Under the employment agreements for Mr. Estes, Mr. Herman and Mr. Miller, as of December 31, 2013, if any payments constitute “excess parachute payments” under Section 280G of the Code such that the executive incurs an excise tax under Section 4999 of the Code, the Company would provide an “excise tax gross-up” payment in an amount such that after payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the executive would receive the same amount of severance had the excise tax not applied. Mr. Chapman and Mr. Brinker are not entitled to any “excise tax gross-up” payments under their employment agreements.

If a change in corporate control had occurred on December 31, 2013 and each of the Named Executive Officers was terminated as a result, each of Mr. Estes, Mr. Herman and Mr. Miller would have been subject to excise tax. In arriving at this conclusion, the following assumptions were used:

•	Each officer’s base amount was calculated by taking the average W-2 income (box 1) from the past five years (2008-2012).

•	The stock award parachute calculations for purposes of Code Section 280G were based on Black-Scholes valuation methodology using the most recent GAAP ASC Topic 718 option valuation assumptions (volatility of 20.09%, risk-free interest rate of 2.45%, dividend yield of 5.60%, and expected remaining term of 7.0 years). Under the Code Section 280G rules, the cost included in the parachute for the accelerated vesting of stock options, restricted shares and unvested dividend equivalent rights is the sum of (1) the excess of the aggregate accelerated benefit over the present value of the accelerated benefit and (2) the lapse of service obligation (1% times the number of months of vesting accelerated times the aggregate accelerated benefit).

•	The total parachute for each of Mr. Estes, Mr. Herman and Mr. Miller exceeded the Code Section 280G “safe harbor,” which is three times the base amount minus $1. As a result, each of Mr. Estes, Mr. Herman and Mr. Miller would have incurred an excise tax.

Risk Management and Compensation

As described above in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s compensation programs are designed, among other things, to encourage long-term shareholder value creation, rather than short-term shareholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the NEOs and other employees do not encourage excessive risk-taking. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•	Balanced pay mix. A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return on an absolute basis and relative to two indices in the annual long-term incentive program and a variety of earnings, leverage, dividend and portfolio metrics in the three-year forward looking long-term incentive program. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•	Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of the Company’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•	Long-term incentive grants. Restricted shares, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•	Clawback Policy. As discussed in “Corporate Governance – Clawback Policy,” the executive officers and certain other covered officers are subject to a clawback policy, which allows the Company to recover incentive compensation received by such officers in the event the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement.

•	Stock ownership requirements. As discussed in “Executive Compensation—Compensation Discussion and Analysis–Ownership Guidelines” the executive officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of management with long-term shareholder interests.

To confirm the effectiveness of its approach to compensation, from time to time the Company reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, the Company inventories its material plans and programs, with particular emphasis on incentive compensation plans.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	65

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2013, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise or Vesting of Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	933,234	(1)	$47.35	(2)	3,051,191	(3)
Equity compensation plans not approved by shareholders	None		N/A		None
Totals	933,234	(1)	$47.35	(2)	3,051,191	(3)
(1)	This number reflects the options granted under the 1995 Stock Incentive Plan, as amended, and the options, deferred stock units and performance shares granted under the 2005 Long-Term Incentive Plan. See notes 4 and 5 to the “2013 Outstanding Equity Awards at Fiscal Year-End Table,” and note 6 to “2013 Director Compensation Table” for additional information regarding the deferred stock units and performance shares.

(2)	This price does not include deferred stock units or performance shares granted under the 2005 Long-Term Incentive Plan.

(3)	This number reflects the 6,200,000 shares of common stock reserved for future issuance under the 2005 Long-Term Incentive Plan, as reduced by awards issued under the 2005 Long-Term Incentive Plan, and as increased by shares (i) granted under the 1995 Stock Incentive Plan or the 2005 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised, or (ii) withheld to satisfy tax liabilities arising from vesting of awards under the 1995 Stock Incentive Plan and the 2005 Long-Term Incentive Plan, in each case that are available for future issuance under the 2005 Long-Term Incentive Plan.

66	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Proposal 4—Amendment to the Second Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

As of March 4, 2014, the Company had 290,873,659 shares of common stock outstanding, leaving 109,126,341 authorized shares available for further issuance, of which (1) 6,376,086 shares have been reserved for future issuance under the Company’s Fourth Amended and Restated Dividend Reinvestment and Stock Purchase Plan, (2) 2,947,192 shares have been reserved for future issuance under the 2005 Long-Term Incentive Plan, (3) 931,701 shares have been reserved for issuance upon exercise of stock options granted under the 1995 Stock Incentive Plan and the 2005 Long-Term Incentive Plan, (4) 12,161,250 shares have been reserved for issuance upon conversion of the shares of the Series I Cumulative Convertible Perpetual Preferred Stock, and (5) 5,437,352 shares have been reserved for issuance upon conversion of the Company’s outstanding convertible senior notes.

The Board of Directors has approved and adopted, subject to shareholder approval, a proposal to amend the Company’s Second Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of common stock, $1.00 par value per share, from 400,000,000 shares to 700,000,000 shares.

The proposed amendment would not change the number of authorized shares of the Company’s preferred stock.

Form of the Amendment

The Board has declared the proposed amendment to be advisable and in the best interests of the Company and its shareholders and is accordingly submitting the proposed amendment to the shareholders for approval. The proposed amendment would amend Section 4 of the Certificate of Incorporation to read as follows:

“The number of shares that the Corporation is authorized to issue and have outstanding is 750,000,000, consisting of 700,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the “Common Stock”), and 50,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the “Preferred Stock”), which Preferred Stock may be issued in one or more series and shall have the terms and conditions specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.”

Purpose of the Amendment

Over the past several years, the Company has issued common stock primarily in underwritten public offerings and through its equity distribution program and its dividend reinvestment and stock purchase plan. The proceeds of these issuances have been used to invest in health care and seniors housing properties, including the investments highlighted in “Executive Compensation—Executive Summary.” The Company has also issued common stock (in the form of restricted stock, stock options, deferred stock units and special performance awards) under the 2005 Long-Term Incentive Plan to reward officers, directors and employees for the Company’s strong performance and to attract and retain top management talent.

The Board believes that the availability of additional shares is essential for the Company to successfully pursue its investment strategy. It will also enhance the Company’s flexibility in connection with general corporate purposes, such as equity offerings, stock dividends and acquisitions or mergers. The Board of Directors, in its discretion and subject only to applicable law, regulations or NYSE rules, will determine whether, when, and on what terms to issue shares of common stock in connection with any of the foregoing purposes. There are no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock that would be authorized by the proposed amendment. However, the Board of Directors believes that these additional shares will provide the Company with the ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining shareholder approval for a particular issuance.

Capital-raising is an essential part of the Company’s investment strategy. If the Company is unable to issue additional shares of common stock, or securities convertible into common stock, (1) it may have difficulty raising funds to complete future investments or meet obligations and commitments as they mature (depending on its access to other sources of capital), and/or (2) it may be forced to limit future investments or alter its capitalization structure and increase leverage in order to finance future investments and obligations. These adjustments to the Company’s investment strategy may limit the Company’s ability to generate earnings growth and increase shareholder value.

Potential Adverse Effects of the Amendment

Future issuances of common stock or securities convertible into common stock could have a dilutive impact on, among other things, the earnings per share and voting power of existing shareholders. The Board recognizes the potential dilutive impact issuing additional shares will have on the outstanding shares and believes that the proposed increase in the authorized shares of common stock strikes an appropriate balance between advancing its investment strategy and minimizing dilution.

The availability for issuance of additional shares of common stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding shares, the interest of the party attempting to gain control of the Company could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction. The Board is not aware of any attempt, or contemplated attempt, to obtain control of the Company. The proposed increase in the number of authorized shares of

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	67

Proposal 4—Amendment to the Second Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock (continued)

common stock is not being presented with the intent that it be used to prevent or discourage an attempt to obtain control of the Company. However, nothing would prevent the Board from taking any appropriate actions consistent with its fiduciary duties. Further, in order to protect the Company’s status as a real estate investment trust, the Company’s By-Laws (with respect to the common stock and preferred stock) and the certificates of designation (for the preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of the Company’s common stock or more than 9.8% in value of the Company’s outstanding capital stock by such person (unless an exemption is granted to such person by the Board of Directors). Consequently, the approval of the proposed amendment should have little incremental effect in discouraging unsolicited takeover attempts.

If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the shareholders and without first offering such shares to the shareholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current shareholders would reduce current shareholders’ proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases.

Effectiveness of the Amendment

If the proposed amendment is adopted by the shareholders, it will become effective upon the filing and recording of a Certificate of Amendment with the Secretary of State of the State of Delaware, as required by the Delaware General Corporation Law.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT. The affirmative vote of a majority of the outstanding shares of common stock of the Company is required for approval of the proposed amendment.

68	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Proposal 5—Shareholder Proposal Regarding Accelerated Vesting of Equity Awards

SHAREHOLDER PROPOSAL:

The Amalgamated Bank’s LongView Large Cap 500 Index Fund (the “Fund”), located at 275 Seventh Avenue, New York, NY 10001, a beneficial owner of more than $2,000 worth of the Company’s common stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The text of the proposal and supporting statement as submitted by the Fund are set forth below. All statements contained in the proposal and supporting statement below are the sole responsibility of the proponent:

RESOLVED: RESOLVED [sic]: The shareholders ask the board of directors to adopt a policy that there shall be no acceleration of vesting of any equity award granted to any senior executive if there is a termination of employment or a change in corporate control (as defined under any applicable employment agreement or other agreement or under any equity incentive plan or other plan), provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which identifies the elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not [to] [sic] affect any contractual rights in existence on the date this policy is adopted.

SUPPORTING STATEMENT

Health Care REIT allows senior executives to receive an accelerated award of unearned equity in most situations if they are terminated or if there is a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy statement, any termination (other than for cause or a resignation without good reason) would have accelerated over $14 million worth of unearned equity for Mr. Chapman, the Chairman, CEO and President, using the stock price on December 31, 2012. Estimated acceleration for other senior executives upon termination in those situations would have ranged from $1.5 million to $3.3 million apiece.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other S&P 500 corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL:

The Board of Directors recommends that you vote “AGAINST” the proposal.

The Board of Directors believes the Compensation Committee, which is composed of four independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of the Company’s shareholders. To do that, the Board has determined, after careful consideration, that the Compensation Committee must be given latitude to develop an executive compensation program that is effective and competitive and that is designed to foster achievement of the strategic, operational and financial goals of the Company. The proposal’s restrictions on the Compensation Committee’s ability to permit executives to realize the full value of their equity awards upon termination or a change in corporate control could, as discussed in further detail below, (i) place the Company at a competitive disadvantage in recruiting, retaining and motivating executive officers and (ii) as a consequence, harm shareholder value by inhibiting the Company’s strategic, operational and financial goals.

The Compensation Committee routinely reviews and responds to market changes and shareholder concerns regarding executive compensation. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term Company performance goals and aligns executives’ interests with those of shareholders, with the ultimate objective of increasing shareholder value. With these goals in mind, the Compensation Committee has engaged in significant shareholder outreach efforts to gather information and feedback from its shareholders regarding executive compensation practices and policies. In response to this feedback, the Compensation Committee has made significant changes to the Company’s executive compensation system, such as (i) approving a new CEO employment agreement that eliminates retention-based awards but retains “double-trigger” concepts for cash payouts and acceleration of equity

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	69

Proposal 5—Shareholder Proposal Regarding Accelerated Vesting of Equity Awards (continued)

awards in connection with a change in corporate control; (ii) increasing hurdles for the annual cash incentive program, including for net investments, same store cash NOI and credit ratings; and (iii) bifurcating the long-term incentive plan into an annual component and a three-year forward looking component, which the Compensation Committee believes strengthens the existing link between pay and performance, while emphasizing short-term and long-term goals.

In a further effort to strengthen the existing link between pay and performance, as described above in “Executive Compensation—Compensation Discussion and Analysis,” the large majority of the Company’s long-term equity awards are granted based on past performance and require the satisfaction of performance goals prior to the grant. Such equity awards, if earned, are granted at the beginning of a fiscal year for achieved performance in the prior fiscal year. As a result, at the time these awards are granted, they have been fully earned and are not subject to additional performance-based vesting requirements. To further align interests and promote retention of senior executives, the Compensation Committee grants these awards subject to time-based vesting requirements (generally three to five years for stock options and restricted stock, with pro rata vesting permitted over such periods).

Under the proposal, however, if a senior executive were terminated (whether or not in connection with a change in corporate control), his or her equity awards would vest only on a pro rata basis through the termination date. The remainder of the equity awards would be forfeited, even if they were fully earned at the time of the grant. Application of the proposed policy to the Company’s compensation structure would impose disincentives on the performance of and create unfair consequences for the Company’s senior executives. For example, under the proposal, if a senior executive dies or becomes disabled, both situations over which the senior executive has no control, the executive (or his or her family, in the event of death) would forfeit awards that have already been earned. Such a result would be unfair to the executive and in no way strengthens the link between pay and performance.

With respect to vesting upon a change in corporate control, the Board believes that the value created at the time of a change in corporate control transaction is due largely to the efforts and talents of a company’s senior executives. The Board also recognizes that senior executives may not be retained by a successor in the event of a change in corporate control. As a result, the accelerated vesting of equity awards (particularly earned awards) in connection with a change in corporate control may be appropriate, depending on the facts and circumstances. If senior executives receive accelerated vesting of equity awards, they may be motivated to continue to work for the Company through the change in corporate control, thereby preventing the potential loss of key personnel at a time when retaining such employees could have a critical impact on the successful execution of a change in corporate control transaction for the benefit of the shareholders.

From a competitive standpoint, we are mindful of the practices of other publicly traded companies with whom we compete for talent. The proponent cites companies that are among the largest companies in the world by market capitalization, which we believe are very unlikely to undergo a change in corporate control, and compete primarily in the technology and oil and gas industries. The Company operates in a highly competitive industry that is driven by the performance of senior executives and key employees. Consequently, there is significant competition for experienced and skilled executives. Based on publicly available information, the Company’s key competitors do not have a pro rata vesting policy, and thus the proposal could adversely affect the Company’s ability to attract and retain highly qualified executive management personnel, jeopardizing its long-term performance and ability to create and deliver maximum value to its shareholders.

In summary, the Board believes that the current structure of the Company’s executive compensation program is appropriate and effective, consistent with the compensation practices of its peer companies and in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL REGARDING ACCELERATED VESTING OF EQUITY AWARDS. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for approval of the proposal.

70	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Erin C. Ibele

Senior Vice President-Administration and Corporate Secretary

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	71

HEALTH CARE REIT, INC.

4500 DORR STREET

TOLEDO, OHIO 43615

ATTN: TAMI D. ROBNOLTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Health Care REIT, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have not voted via the Internet or by telephone, detach and return the bottom portion in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68282-P48332            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

HEALTH CARE REIT, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of ten directors to hold office until the next annual meeting of shareholders.

	Nominees:		For	Against	Abstain
						The Board of Directors recommends you vote FOR the following proposals:
	1a.	William C. Ballard, Jr.	☐	☐	☐			For	Against	Abstain
	1b.	George L. Chapman	☐	☐	☐	2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2014;	☐	☐	☐
	1c. 1d.	Thomas J. DeRosa Jeffrey H. Donahue	☐ ☐	☐ ☐	☐ ☐	3.	Approval of the compensation of the Named Executive Officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC;	☐	☐	☐
	1e. 1f. 1g.	Peter J. Grua Fred S. Klipsch Timothy J. Naughton	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	4.

The approval of an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 400,000,000 to 700,000,000 for general corporate purposes; and

								☐	☐	☐
	1h.	Sharon M. Oster	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:
	1i.	Judith C. Pelham	☐	☐	☐	5.	The shareholder proposal regarding accelerated vesting of equity awards.	☐	☐	☐
	1j.	R. Scott Trumbull	☐	☐	☐	NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report are available at

www.proxyvote.com.

M68283-P48332

HEALTH CARE REIT, INC.

Annual Meeting of Shareholders

May 1, 2014 10:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) George L. Chapman and Jeffrey H. Donahue, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HEALTH CARE REIT, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M., EDT on Thursday, May 1, 2014, at the Bruce G. Thompson Auditorium at Health Care REIT, Inc. headquarters, 4500 Dorr Street, Toledo, Ohio 43615, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be marked, dated and signed on reverse side